UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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DANA CORPORATION

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DANA CORPORATION

P.O. Box 1000
Toledo, Ohio 43697

Notice of Annual Meeting of Shareholders
To be held on April 19, 2004

To Dana’s Shareholders:

      You are invited to attend Dana Corporation’s Annual Meeting which will be held at Dana’s Technical Resource Park, located at 8000 Yankee Road, Ottawa Lake, Michigan 49267, on Monday, April 19, 2004, at 2:00 p.m. (EDT), for the following purposes:

      1. To elect a Board of Directors consisting of eleven members;

      2. To approve the Dana Corporation Additional Compensation Plan, as amended and restated;

      3. To approve the Dana Corporation Employees’ Stock Purchase Plan, as amended and restated;

      4. To approve amendments to the Dana Corporation Amended and Restated Stock Incentive Plan;

5.	To ratify the selection of PricewaterhouseCoopers LLP as Dana’s independent auditors for 2004; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      If you were a shareholder of record at the close of business on March 1, 2004, you are entitled to vote at this Annual Meeting and any adjournment or postponement thereof.

      Your vote is important. Please read the accompanying Proxy Statement and the voting instructions in the enclosed proxy card and then, whether or not you expect to attend the Annual Meeting in person and no matter how many shares you own, please vote your shares by completing the proxy card and mailing it to us in the envelope provided or by calling the toll-free number in the proxy card. Voting by mail or telephone will not prevent you from voting in person at the Annual Meeting, but will help us to assure a quorum and avoid added proxy solicitation costs.

      We encourage you to attend our Annual Meeting. For assistance in registering and directions to the meeting location, please call our Investor Relations Department at 419-535-4633. Directions are also posted on our web site at http://www.dana.com/investors.

By Order of the Board of Directors,

Michael L. DeBacker
Secretary

March 12, 2004

ANNUAL REPORT, FORM 10-K,

NOTICE OF MEETING AND PROXY STATEMENT

      A copy of Dana’s Annual Report for 2003 is enclosed with this Notice and Proxy Statement. The Annual Report includes our report on Form 10-K for the fiscal year ended December 31, 2003. Copies of the Annual Report, Form 10-K and this Notice and Proxy Statement are also available at our web site at http://www.dana.com/investors.

CONTENTS OF PROXY STATEMENT

DANA CORPORATION

P.O. Box 1000
Toledo, Ohio 43697

PROXY STATEMENT

for
Annual Meeting of Shareholders
To be held on April 19, 2004

       This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at Dana’s Technical Resource Park, located at 8000 Yankee Road, Ottawa Lake, Michigan 49267, on April 19, 2004, at 2:00 p.m. (EDT), and any and all adjournments or postponements thereof.

      Holders of record of Dana’s common stock, par value $1 per share, at the close of business on March 1, 2004, are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. There were 148,773,035 shares of Dana stock outstanding at the close of business on that date.

      A majority of the outstanding shares of Dana stock entitled to vote must be present at the Annual Meeting, either in person or by proxy, in order to constitute a quorum for the transaction of business. Shares that are voted on any matter presented for vote at the Annual Meeting (including votes withheld with respect to any director-nominee and abstentions) will be counted in determining whether a quorum is present. Broker “non-votes” will not be counted for the purpose of determining whether a quorum is present.

      Each shareholder is entitled to one vote per share held on all matters to be voted on. Any shareholder who delivers a proxy card or who votes by telephone may revoke that vote at any time prior to the use of that vote at the Annual Meeting, by submitting a later dated proxy card or a later dated telephone vote, or by voting in person at the Annual Meeting.

      This Proxy Statement and the enclosed proxy card were first sent to Dana’s shareholders on or around March 12, 2004.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

      A Board of Directors consisting of eleven members will be elected at the Annual Meeting, to hold office until Dana’s next annual meeting of shareholders or until their successors are elected. The Board recommends that you vote FOR the following nominees, each of whom (except Messrs. Berges and Gibara) is currently serving as a director of Dana. Messrs. Berges and Gibara were recommended by a third-party search firm engaged by the Advisory Committee of the Board to assist it in identifying and evaluating candidates for director-nominee. Eric Clark and Fernando M. Senderos, who are currently Dana directors, are not standing for re-election.

Director-Nominee	Principal Occupation and Business Experience in Past 5 Years

Benjamin F. Bailar Age 69	Mr. Bailar was Dean and Professor of Administration Emeritus, Jesse H. Jones Graduate School of Administration, Rice University, 1997-2001. He has been a Dana director since 1980, and is also a director of Smith International, Inc.

Director-Nominee	Principal Occupation and Business Experience in Past 5 Years

A. Charles Baillie Age 64	Mr. Baillie was Chairman of The Toronto-Dominion Bank, 1997-2003, Chief Executive Officer of the Bank, 1997-2002, and President of the Bank, 1995-2000. He has been a Dana director since 1998, and is also a director of Ballard Power Systems Inc., Canadian National Railway Company, Quebecor World Inc., and TELUS Corporation.

David E. Berges Age 54	Mr. Berges has been Chairman and Chief Executive Officer of Hexcel Corporation (a manufacturer of structural materials and composite parts and structures) since 2001 and President since 2002. He was previously President of the Automotive Systems Group of Honeywell International Inc. (a manufacturer of aerospace products and services, specialty materials, automation and control systems and transportation and power systems), 1997-2001. He is standing for election as a Dana director for the first time this year.

Michael J. Burns Age 52	Mr. Burns has been Chief Executive Officer, President and a director of Dana since March 1, 2004. He was previously President of General Motors Europe, 1998-2004, and Vice President, General Motors Corporation (a global vehicle manufacturer) and General Manager, Delphi Delco Electronics Systems, 1996-1998.

Edmund M. Carpenter Age 62	Mr. Carpenter has been President and Chief Executive Officer of The Barnes Group, Inc. (a diversified international company serving a range of industrial and transportation markets) since 1998. He has been a Dana director since 1991, and is also a director of Campbell Soup Company.

Samir G. Gibara Age 64	Mr. Gibara was Chairman of The Goodyear Tire & Rubber Company (a company which manufactures and markets tires and rubber, chemical and plastic products for the transportation industry and industrial and consumer markets), 1996-2003, Chief Executive Officer of Goodyear Tire & Rubber, 1996-2002, and President and Chief Operating Officer, 1995-2002. He is standing for election as a Dana director for the first time this year, and is a director of International Paper Company.

Cheryl W. Grisé Age 51	Ms. Grisé has been President — Utility Group of Northeast Utilities since 2001 and Chief Executive Officer of Northeast Utilities’ principal operating subsidiaries since 2002. She was Senior Vice President, Secretary and General Counsel of Northeast Utilities, 1998-2001. She has been a Dana director since 2002, and is also a director of MetLife, Inc.

Glen H. Hiner Age 69	Mr. Hiner has been Dana’s Chairman of the Board since February 2004 and had previously been Acting Chairman since September 23, 2003. He was Chairman and Chief Executive Officer of Owens Corning (a manufacturer of advanced glass and composite materials), 1992-2002. In 2000, Owens Corning filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. He has been a Dana director since 1993, and is also a director of Prudential Financial Inc.

James P. Kelly Age 60	Mr. Kelly was Chairman and Chief Executive Officer of United Parcel Service, Inc. (a package delivery company and global provider of specialized transportation and logistics services), 1997-2002. He has been a Dana director since 2002, and is also a director of BellSouth Corporation, Hewitt Associates, and United Parcel Service, Inc.

Director-Nominee	Principal Occupation and Business Experience in Past 5 Years

Marilyn R. Marks Age 51	Ms. Marks was Chairman and Chief Executive Officer of TruckBay.com, Inc. (an internet source for goods and services serving the trucking industry), 1999-2000. She was Chairman of Dorsey Trailers, Inc. (a manufacturer of truck trailers), 1987-2000, and Chief Executive Officer of Dorsey Trailers, 1987-1999. In 2000, Dorsey Trailers filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. She has been a Dana director since 1994.

Richard B. Priory Age 57	Mr. Priory was Chairman and Chief Executive Officer of Duke Energy Corporation (a supplier of energy and related services), 1997-2003. He has been a Dana director since 1996.

      The Board unanimously recommends that you vote FOR all of these director-nominees. Under Virginia law, where Dana is incorporated, directors are elected by a plurality of votes cast, assuming that a quorum of outstanding shares is present. In determining the number of votes cast FOR any director-nominee, votes that are withheld will not be counted. Under the rules of the New York Stock Exchange (NYSE), the election of directors is a “routine” item and brokers may vote the shares they hold on behalf of the beneficial owners with respect to this matter without instructions from the beneficial owners. Therefore, there will be no broker “non-votes” on this Proposal.

PROPOSAL 2 — APPROVAL OF THE DANA CORPORATION

ADDITIONAL COMPENSATION PLAN, AS AMENDED AND RESTATED

      The Board has believed for many years that short-term incentive compensation is an important element of compensation that serves to attract and retain the best possible management talent and to motivate key employees to achieve business and financial goals which create value for Dana and its shareholders. For this reason, Dana originally adopted the Dana Corporation Additional Compensation Plan in 1954. The Plan has been amended and restated from time to time and was last approved by shareholders in April 2000.

      The Plan provides for the payment of annual incentive awards, contingent on Dana’s achieving certain performance goals established by the Compensation Committee of the Board (the Committee). Following a year-long study of executive compensation during 2003, the Committee has recommended, and the Board concurs, that the business criteria used to measure achievement of the performance goals under the Plan should be revised to better link the annual incentive awards for Dana’s executives to the achievement of the company’s financial and operating objectives.

      The Plan, as amended and restated, is being submitted to shareholders for approval in order to ensure that it is in compliance with the requirements of Section 162(m) of the Internal Revenue Code (the Code). Section 162(m) permits a company to take a tax deduction for certain compensation in excess of $1 million per year (including compensation based on the attainment of pre-established performance goals) paid to its Chief Executive Officer (CEO) and the other executive officers for whom compensation disclosure is required under the SEC’s proxy rules (the Covered Employees) if certain requirements are met, including shareholder approval of the performance goals that can be utilized in determining whether to pay annual incentive compensation awards to the Covered Employees.

      Shareholders are not being asked to authorize an increase in the number of shares available for issuance under the Plan.

      The following summary of the principal features of the Plan, as proposed to be amended and restated, is qualified by reference to the Plan which is set out in Exhibit A to this Proxy Statement.

Principal Features of the Additional Compensation Plan

      Administration of the Plan. The Compensation Committee of the Board is responsible for administration of the Plan. The members of the Committee are non-management directors who qualify as “outside directors” within the meaning of Section 162(m) of the Code.

      Effective Date. The Plan, as amended and restated, will become effective retroactively as of January 1, 2004, if approved by shareholders. If this Proposal is not approved by shareholders at this Annual Meeting, the current Plan will remain in effect.

      Shares Authorized Under Plan. There are 404,733 shares of Dana common stock authorized for issuance under the Plan. Of these, 289,224 shares remained available for issuance as of March 1, 2004. The number of shares authorized for issuance is subject to adjustment to reflect stock dividends, stock splits and similar events. Shareholders are not being asked to authorize an increase in the number of shares available for issuance under the Plan.

      Eligibility to Participate in the Plan. Key employees of Dana and its subsidiaries and affiliates who have been designated by the Committee are entitled to receive additional compensation under the terms of the Plan. The Committee decides, in its sole discretion, which key employees will participate in future awards, as well as the amount to be awarded to each participant (subject to the maximum referred to below), and the time and conditions subject to which any awards may become payable. An employee selected for participation in the Plan may be placed into the short-term award or the special situation award category. Currently, there are approximately 70 Plan participants.

      Determination of Amount and Form of Award. Payment of awards under the Plan is contingent on Dana’s achieving certain annual performance goals established by the Committee. Award opportunities for individuals vary based on their positions and base salaries. The Committee can consider one or a combination of several business criteria in setting the performance goals for a given year. For those executives who are likely to be Covered Employees for the particular year, the business criteria must be one or more of the following (in each case, when applicable, as determined in accordance with U.S. generally accepted accounting principles, except to the extent that the Committee, in its discretion, determines otherwise at the time it establishes the performance goals for the Year): earnings per share; stock price appreciation; net income; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenues; market share; cost reduction goals; return on equity; return on invested capital; return on assets; total share return; return on sales; gross margin; operating income; cash flow; debt reduction; working capital; new product launches; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; productivity improvement; asset utilization; disclosure controls and procedures; and internal controls over financial reporting.

      Where applicable, the performance goals may be expressed in terms of attaining or maintaining a specified level of performance relating to the particular business criteria or attaining a specified increase (or decrease) with respect to the particular business criteria and may be applied to the performance of Dana relative to a market index, a group of other companies, or a combination thereof, all as determined by the Committee. The performance goals may include a threshold level of performance below which no payment will be made, target levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. To the extent not inconsistent with Section 162(m), the Committee may make equitable adjustments in establishing any performance goals or in determining whether a performance goal has been achieved in recognition of unusual or non-recurring events affecting Dana or its operating units, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles or as appropriate to reflect a true measurement of the profitability of Dana and its operating units.

      The performance goals established by the Committee to determine whether annual incentives will be earned in 2004 are based on the business criteria of net income and return on invested capital. In the case of Strategic Business Unit Presidents and Division General Managers, a portion of the participant’s bonus award will be based on the performance of his or her respective operating unit.

      The calculation of award payments is made using actual performance versus performance goals for the period, as determined by a formula established by the Committee. The award formula, like the performance objectives and business criteria, is “pre-established” at the beginning of the year to which the bonus will relate. A participant’s short-term award is subject to upward or downward adjustment, to a maximum of 20% of the award, at the Committee’s discretion, based on the individual’s performance. The Committee also has the authority to make special situation awards in recognition of an employee’s special or unusual circumstances. However, no upward adjustments or special situation awards may be made with respect to any Covered Employee and no Covered Employee may receive an award under the Plan in any year which would exceed $3 million.

      Payments and Deferrals. Dana’s overall performance results for each year are reported to the Committee. The Committee determines the extent to which the performance objectives have been satisfied and then approves any awards that are to be paid under the Plan. Awards made to Covered Employees are certified in writing by the Committee.

      Plan participants may receive payment of their awards on a current basis in the form of cash and/or by means of credits (for future payment) to either a “Stock Account” (in the form of “Units,” each of which is a bookkeeping unit equivalent to one share of Dana stock at any given time) or an “Interest Equivalent Account” (in which interest is accrued quarterly at a rate tied to the rate for prime commercial loans). However, if a participant has not met his or her stock ownership target (if any), no more than 50% of the deferred award can be credited to his or her Interest Equivalent Account. Currently, the Plan provides the Committee with the authority to decide whether an award will be deferred. As amended, the Plan will permit the participant to make this election. Any deferred amount credited to a participant’s Stock Account is converted into Units of an equivalent value, based upon the average trading price of shares of Dana’s stock during the preceding month of January.

      Units in the participants’ Stock Accounts are credited with the equivalent of cash dividends paid on shares of Dana’s stock as if each Unit were one share of stock; the credited amounts are converted into additional Units based upon the average trading price of shares of Dana’s stock during the month prior to the month in which the conversion is made. Units are subject to adjustment to account for stock dividends, stock splits and similar events.

      In the event of a change in control of Dana (as defined in the Plan), each participant who has deferred awards would receive a lump sum payment equal to any amounts credited to his or her Stock and Interest Equivalent Accounts (valued as provided in the Plan) and a pro rata payment of his or her target annual incentive for the year of the change in control.

      Distributions and Unit Conversions. Upon retirement or termination of employment, each participant may elect to receive the value of the Units in his or her Stock Account and the amount in his or her Interest Equivalent Account in the form of cash and/or shares of Dana stock, either in annual installments or in a lump sum. In addition, each participant may, during the five-year period following his or her retirement or termination of service (other than by reason of death), elect to convert all or any percentage of the Units credited to his or her Stock Account into an equivalent dollar balance in his or her Interest Equivalent Account. For valuation purposes, each Unit so converted will have an assumed value equal to the average of the last reported daily sales prices for shares of Dana’s stock on the NYSE Composite Transactions on each trading day during the last full calendar month preceding the effective date of conversion.

      Termination or Amendment. The Board may modify, amend (including amendments which may have the effect of increasing the cost of the Plan to Dana), suspend or terminate the Plan at any time, except that no such action may adversely affect awards previously made without the participant’s consent and no amendment that requires the approval of Dana shareholders in order for the Plan to comply with
Section 162(m) of the Code or other applicable law or stock exchange rule will be effective unless approved by a requisite vote of the shareholders.

      Benefits Under the Plan. Since the performance goals are established annually at the Committee’s discretion and awards under the Plan will be based on future performance by Dana and/or its operating units, the benefits that will be received by Plan participants are not presently determinable. For 2003, incentive awards earned under the Plan were as follows: Mr. Magliochetti, $393,173; Mr. Carroll, $297,456; Mr. Franklin, $266,240; Mr. Richter, $256,000; Mr. Cole, $210,944; Mr. Laisure, $198,656; all executive officers as a group (9 persons), approximately $2,096,600 and all other Plan participants, approximately $5,586,100.

      The Board unanimously recommends that you vote FOR Proposal 2. Approval of this Proposal requires that the votes cast in favor of the Proposal exceed the votes cast in opposition, assuming a quorum is present. Abstentions will not be counted in determining the number of votes cast for or against the Proposal. Under NYSE rules, brokers may vote the shares they hold on behalf of the beneficial owners with respect to this Proposal without instructions from the beneficial owners, so there will be no broker “non-votes” on this Proposal. If our shareholders do not approve Proposal 2, the current Additional Compensation Plan (as approved by shareholders in 2000) will remain in effect.

PROPOSAL 3 — APPROVAL OF THE DANA CORPORATION

EMPLOYEES’ STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

      The Board has believed for many years that encouraging employees of Dana and its subsidiaries to own Dana stock benefits the company and its shareholders. The opportunity to acquire a proprietary interest in the company helps attract, retain and motivate employees. The Dana Corporation Employees’ Stock Purchase Plan was established in 1970 to provide employees an opportunity to buy Dana common stock on a systematic and cost-effective basis through payroll deductions. As a further incentive, the deductions are matched in part by contributions from the participants’ employers (the Participating Companies described below).

      The Plan has been approved by shareholders from time to time, most recently at the annual meeting in 1994. Under new NYSE rules relating to equity compensation plans, we are required to bring this Plan to shareholders for approval this year.

      The shares of Dana stock which are delivered to Plan participants are currently purchased on the open market by an independent Plan Custodian, The Bank of New York. Each participant elects a level of payroll deduction, his or her employing company then matches the deductions in part, as provided in the Plan, and the Custodian uses the deductions and matching contributions to purchase shares for the participant’s account at current market prices. In the past three years, the Custodian purchased the following number of shares on the open market on behalf of the participants: 2,503,454 shares in 2003, 2,239,968 shares in 2002 and 2,405,040 shares in 2001. Dana’s charge to expense for the matching contributions was $10 million in 2003 and $11 million in each of 2002 and 2001. While shares have historically been purchased on the open market, the Plan authorizes the Custodian, at Dana’s direction, to purchase shares from Dana from time to time, at market prices, in lieu of open market purchases, and the Board has authorized Dana to issue up to 4,500,000 shares for sale to the Custodian for this purpose. None of these shares have been issued to date and Dana currently has no plans to issue them.

      The Plan being submitted for the approval of shareholders has a ten-year term which expires on December 31, 2013. During that term, the maximum number of shares that may be purchased by the Custodian in the aggregate for participants will be 12,000,000 shares (of which a maximum of 4,500,000 shares may be purchased from Dana), which number of shares is subject to adjustment to reflect stock dividends, stock splits and similar events.

      The following summary of the principal features of the Plan, as proposed to be amended and restated, is qualified by reference to the Plan which is set out in Exhibit B to this Proxy Statement.

Principal Features of the Employees’ Stock Purchase Plan

      Administration of the Plan. The Board administers and interprets the Plan and has the discretion to adopt such rules and regulations as it deems necessary in carrying out the Plan. The Board may amend the Plan as described below or, at its sole discretion, may terminate the Plan at any time.

      Eligibility to Participate. All full-time employees of Dana and our wholly-owned, direct or indirect, domestic and foreign subsidiaries which have authorized participation in the Plan (the Participating Companies) are eligible to participate, as are employees of any direct or indirect majority-owned subsidiary of Dana or joint venture in which Dana has a majority interest (if Dana’s Operating Committee has designated such subsidiary or joint venture as a Participating Company and if the Board of Directors or other governing body of the subsidiary or joint venture has adopted a resolution authorizing participation in the Plan). Part-time employees of a non-U.S. Participating Company are eligible to participate in the Plan if their participation is required by the laws of the country in which they are employed. Currently, there are approximately 13,500 individuals participating in the Plan, out of approximately 47,800 individuals eligible to participate.

      Payroll Deductions. A participant can authorize regular payroll deductions of up to 15% of his or her earnings for each pay period and may change the amount of the deductions at any time by giving notice to the Participating Company that employs him or her (but not more than twice between January 1 and June 30 or between July 1 and December 31 of any year).

      Participating Company Contributions. The Participating Company contributes, in cash on behalf of each participant, over a period of five years, an amount up to 50% of the participant’s payroll deductions for each year of participation. The shares purchased for a given calendar year (designated as a Class Year) with the payroll deductions and the Participating Company contributions are identified as “Class Shares” of such year. Payroll deductions for each year of participation are matched by the Participating Company when deducted in the first year, and are matched monthly in succeeding years on a gradually increasing scale depending on the period such Class Shares are held. To get the full 50% match, shares for any given Class Year must remain in the participant’s account for five Class Years. However, in certain circumstances related to retirement, some matching contributions may be accelerated.

      Discontinuing and Reinstating Deductions. A participant may discontinue payroll deductions at any time by giving notice to the Participating Company. After discontinuance, a participant will remain eligible for matching contributions attributable to prior payroll deductions if the discontinuance is a result of termination of employment due to long-term disability. In addition, a participant who discontinues payroll deductions because of retirement may be eligible for a special one-time matching contribution. If a participant’s eligibility in the Plan ends as a result of termination of employment for a reason other than retirement or long-term disability, the matching contributions will cease and the number of whole shares of stock credited to the participant’s account as of the termination date will be delivered to him or her as soon thereafter as practicable, along with the cash equivalent of any fractional shares. Participants may resume payroll deductions during regular sign-up periods, except that participants who withdraw all shares may not resume deductions until January 1 of the following year.

      Withdrawing Shares. A participant may request delivery of the shares credited to his or her account at any time, but must start by withdrawing the shares credited to the earliest Class Year credited and must withdraw all of the shares for each Class Year for which any shares are withdrawn. The participant will receive the cash equivalent of any fractional shares in the account. If a participant withdraws shares purchased with the current year’s payroll deductions, he or she must withdraw all shares credited in that year and in any prior years, and his or her payroll deductions will be discontinued.

      Purchase of Shares. The Custodian purchases shares of Dana stock on the open market at current market prices, using the aggregate payroll deductions and Participating Company contributions. The timing and amounts of stock purchased and the choice of brokers for such purchases are in the control of the Custodian. If so directed by Dana, the Custodian may, in addition or in the alternative, purchase shares of stock directly from Dana at a price equal to the average of the high and low sales prices of the stock on the day of purchase as reported in the NYSE Composite Transactions. Dividends paid on shares in a participant’s account are applied to the purchase of additional shares through the Plan. No more than 12,000,000 shares in the aggregate (of which a maximum of 4,500,000 shares may be purchased from Dana) may be purchased by the Custodian for the participants during the 10-year term of the Plan, which number of shares is subject to adjustment to reflect stock dividends, stock splits and similar events.

      Rights of Participants, Transferability. The Plan and its benefits are provided and continued solely at the discretion of Dana and the Participating Companies and do not form part of any eligible employee’s or participant’s contract of employment or give a participant any acquired rights to such benefits or additional right to compensation on termination of employment. Dana and the Participating Companies will not be under any liability if the Plan is terminated or amended for any reason, or if a participant’s employing company discontinues participation in the Plan and as a result any benefits referred to in the Plan are not provided. Participants may not assign or pledge any funds, securities or other property held for their accounts under the Plan.

      Payment of Costs. Dana pays all brokerage fees and administrative charges in connection with the purchase of shares for the participants’ accounts, but not any costs which the participants may incur in selling any of their shares.

      Plan Amendments. The Board may amend the Plan at any time, except that no amendment will be effective without the prior approval of shareholders if such approval is required by applicable law, rule or regulation.

      Term. The Plan, as proposed to be amended, will have a 10-year term which will expire on December 31, 2013.

      Tax Aspects of Participation in the Plan. The tax aspects of participating in the Plan vary based on the jurisdiction of employment of the participant. Generally, participants derive no special tax benefits by virtue of participation in the Plan. The Participating Companies’ contributions are taxable as income to each participant in the year made, are subject to withholding for various jurisdiction-specific taxes (including social security) and are deductible by the Participating Company. Dividends earned on the stock in a participant’s account is taxable as such to the participant. In most instances, taxes on Participating Company contributions will be withheld from the participant’s regular salary. If Dana pays more than a de minimis amount of brokerage fees on behalf of a participant in connection with the purchase of shares for his or her account, such fees will be taxable to the participant and subject to withholding taxes. The Plan is not qualified under Sections 401(a) or 423 of the Code or subject to the provisions of the Employee Retirement Income Security Act of 1974.

      Benefits Under the Plan. Since both participation in the Plan and the level of participation are at the employee’s discretion, the benefits that will be received by Plan participants in the future are not determinable. The following table shows the employee contributions and matching contributions made under the Plan in 2003 with respect to the individuals named in the Summary Compensation Table and all executive officers of Dana as a group (including Messrs. Magliochetti and Carroll, who are no longer participating in the Plan) and by all Plan participants.

	Employee	Matching
Name and Principal Position	Contributions	Contributions (1)

Mr. Magliochetti, Chief Executive Officer	$0	$0
Mr. Carroll, Acting President and Chief Operating Officer	56,400	35,738
Mr. Franklin, President — Dana International and Global Initiatives	12,000	13,385
Mr. Richter, Chief Financial Officer	1,000	12,559
Mr. Cole, President — Heavy Vehicle Systems & Technologies Group	61,800	27,887
Mr. Laisure, President — Engine & Fluid Management Group	29,100	20,084
All executive officers as a group (9 persons in 2003)	259,188	152,356
All Plan participants (other than the executive officers)	$18,380,310	$9,499,659

(1)	Matching contributions in 2003 included amounts contributed by the Participating Companies to match contributions made by the employees during 2003 and those made in prior years for which the five-year matching periods had not ended.

      The Board unanimously recommends that you vote FOR Proposal 3. Approval of this Proposal requires that the votes cast in favor of the Proposal exceed the votes cast in opposition, assuming a quorum is present and provided that the total vote cast on the Proposal represents over 50% in interest of all shares entitled to vote on the Proposal. Abstentions will not be counted in determining the number of votes cast for or against the Proposal. Under NYSE rules, brokers may not vote the shares they hold on behalf of the beneficial owners with respect to this Proposal without instructions from the beneficial owners, so there may be broker “non-votes.” Broker “non-votes” will be not be counted in determining the number of votes cast for or against the Proposal. If our shareholders do not approve Proposal 3, the Employees’ Stock Purchase Plan in effect prior to the amendment and restatement (as approved by shareholders in 1994) will remain in effect, but no further enrollments will be accepted or payroll deductions or matching contributions will be made after April 19, 2004.

PROPOSAL 4 — APPROVAL OF AMENDMENTS TO THE

DANA CORPORATION AMENDED AND RESTATED STOCK INCENTIVE PLAN

      The Board believes that encouraging the employees of Dana and its subsidiaries to own Dana stock benefits the company and its shareholders. Accordingly, from time to time since 1955, the Board has recommended, and Dana’s shareholders have approved, successive plans that have provided for the grant of options and/or stock appreciation rights (SARs) to employees of Dana and its subsidiaries.

      The Dana Corporation Amended and Restated Stock Incentive Plan was adopted by the Board last year and approved by shareholders at the 2003 annual meeting. This Plan provides for the award of options and SARs and other equity-based awards, such as restricted stock, phantom stock units, performance shares and other stock-based awards.

      In order for the Compensation Committee to have the flexibility to achieve the compensation goals set out in its Report on Executive Compensation which appears later in this Proxy Statement, and to accommodate certain inducement awards that have been made to Dana’s new Chief Executive Officer and President, Mr. Burns, the Committee has recommended, and the Board concurs, that the Stock Incentive Plan be amended to revise and expand the performance goals that the Committee may utilize to determine whether a participant in the Plan will earn or vest in an award and to increase from 100,000 to 300,000 the limit on the number of shares that can be subject to awards (other than stock options, SARs, stock awards for acts of special service and performance units) for any individual in any given year.

      These proposed amendments are being submitted to shareholders for approval to ensure that the Plan is in compliance with the requirements of Section 162(m) of the Code and the NYSE rules relating to equity compensation plans. Shareholders are not being asked to authorize an increase in the number of shares available for issuance under the Plan.

      Revisions to Performance Goals. As part of this Proposal, shareholders are being asked to approve revised objective performance goals that may be designated by the Compensation Committee to determine whether an award made under the Plan will become earned by or vested in a participant. Those performance goals are described below. Accordingly, if this Proposal is approved by shareholders and other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, performance-based compensation paid under the Plan to the CEO and the other Covered Employees will not be subject to the deduction limit of Section 162(m).

      Increase in Individual Share Limit. The Plan currently provides for the following maximums on the number of shares that any individual participant can be awarded in any year under the Plan: (i) 500,000 shares subject to stock options or SARs (1,000,000 shares for new hires); (ii) 1,000 shares for stock awards for acts of special service (as defined in the Plan) by employees other than members of Dana’s Operating Committee; and (iii) 100,000 shares subject to any combination of restricted stock grants, performance share awards, stock unit awards, and other stock-based awards (excluding options, SARS, stock awards for acts of special service and Performance Units, as defined in the Plan). In addition, no individual may receive payments with respect to Performance Units denominated in cash exceeding $750,000 multiplied by the number of years in the applicable performance period. As part of the Plan amendments, shareholders are being asked to approve an increase in the annual limitation for shares subject to awards (excluding options, SARS, stock awards for acts of special service and Performance Units) from 100,000 to 300,000 shares for any individual.

      In connection with Mr. Burns’ appointment as Chief Executive Officer and President, on March 1, 2004, he was granted the stock options and other stock-based awards under the Plan which are described under the caption “Compensation and Pension Arrangements for Our New CEO and President.” The stock-based awards other than options consisted of 36,865 performance shares and a total of 165,687 restricted stock units (RSUs). The aggregate number of shares subject to these awards is 202,552 shares, which exceeds the current individual annual share limit of 100,000 shares for stock-based awards (other than options, SARs, stock awards for acts of special service and Performance Units) contained in the Plan. Accordingly, the award to Mr. Burns of 102,552 RSUs was made subject to shareholder approval of this Proposal.

      The terms of the 102,552 RSUs are as follows. Each RSU will have a value equal to the fair market value of a share of Dana stock on any given date. One-third of the RSUs will vest on each of the first three anniversaries of March 1, 2004, so long as Mr. Burns remains employed by Dana on each such anniversary date. On each such date, Mr. Burns will generally be entitled to receive a share of Dana stock in exchange for each RSU that becomes vested on such date. Dividend equivalents will be credited in the form of additional RSUs with respect to any dividends that are paid on Dana stock, based on the number of shares of stock underlying the RSUs. The RSUs will vest in full if Mr. Burns’ employment is terminated by Dana without cause or by Mr. Burns for good reason (as those terms are defined in his employment agreement) or due to Mr. Burns’ death or disability. In general, in the event of a change in control of Dana (as defined in the Plan), Mr. Burns will vest in a pro rata portion of the RSUs. The aggregate value of Mr. Burns’ 102,552 RSUs was $2,237,685 as of March 1, 2004, the date of grant, based on the average of the high and low trading prices of Dana stock on that date, which was $21.82 per share. If our shareholders do not approve this Proposal, Mr. Burns’ employment agreement requires Dana to provide him with awards or other compensation that is economically equivalent to the 102,552 RSUs.

      The following is a summary of the principal features of the Plan, as proposed to be amended and restated. The Plan amendments which are being submitted for shareholder approval are set out in Exhibit C to this Proxy Statement.

Principal Features of the

Amended and Restated Stock Incentive Plan

      Administration. The Compensation Committee of the Board administers the Plan. The members of the Committee are non-management directors who qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Code.

      Effective Date. The Plan became effective on April 2, 2003, following approval by shareholders at the 2003 annual meeting. The Plan amendments proposed herein will become effective retroactively as of January 1, 2004, if approved by shareholders. If this Proposal is not approved by shareholders at the 2004 Annual Meeting, the current Plan will remain in effect.

      Shares Authorized Under the Plan; Individual Award Limits. There are 28,850,000 shares of Dana common stock authorized for issuance under the Plan. Of these, on March 1, 2004, 19,127,293 shares were issuable pursuant to outstanding awards granted under the Plan and 3,979,238 shares remained available for grant. No more than 1,000,000 of the authorized shares are available for the grant of awards other than stock options, SARs, stock awards for acts of special service and Performance Units under the Plan.

      Shareholders are not being asked to authorize an increase in the number of shares available for issuance under the Plan.

      Shares subject to an award that are forfeited, or unissued upon the cancellation, exchange, surrender, termination or expiration of an award will again be available for issuance under the Plan. Shares that are issuable to a participant in the Plan but that are used to satisfy tax-withholding requirements will not again be available for future issuances. The grant under the Plan of any award denominated in shares of stock will decrease the number of shares available for future grants, regardless of whether the award is later exercised, distributed or settled in the form of stock or cash.

      During any calendar year, the total number of shares of stock subject to options or SARs awarded to any individual employee may not exceed 500,000 shares (or 1,000,000 shares for new hires); the total number of shares awarded to any individual employee for acts of special service may not exceed 1,000 shares; and the total aggregate number of shares subject to Restricted Stock Awards, Stock Unit Awards, Performance Stock Awards and Other Stock-Based Awards (as defined in the Plan) granted to any individual employee may not exceed 300,000 shares (previously 100,000 shares, as discussed above). With respect to Performance Units granted under the Plan, the maximum dollar amount that may be paid to any individual for each performance period is $750,000 multiplied by the number of years in the performance period applicable to those Performance Units.

      The number of shares subject to the Plan, the number of shares subject to outstanding Awards under the Plan, and the share limits discussed above, are subject to adjustment to reflect stock dividends, stock splits and similar events.

      Eligibility. Key employees of Dana and its subsidiaries, including Dana’s executive officers, who are designated by the Committee are eligible to receive awards under the Plan.

      Types of Awards. The following types of awards may be granted under the Plan.

      Stock Options. The Committee may grant incentive stock options (ISOs) within the meaning of Section 422 of the Code and nonqualified stock options (Non-ISOs). The exercise price of all options may not be less than 100% of the fair market value of the underlying stock on the date of grant. The Committee may not reprice, or cancel and regrant, an outstanding stock option or SAR at a lower exercise price.

      Generally, options must be held for one year after the date of grant before they can be exercised under the Plan. Thereafter, so long as the optionee remains an employee of Dana, the options may be exercised for a period that ends ten years after the date of grant. Unless otherwise specified by the Committee, the optionee may exercise 25% of the options after one year from the date of grant, 50% after two years from the date of grant, 75% after three years from the date of grant, and all of the options after four years from the date of grant. In the event of a change of control of Dana (as defined in the Plan), all outstanding unexercised options, whether or not then exercisable, will become fully exercisable, and remain fully exercisable for their term.

      The purchase price for all options must be paid in full upon exercise pursuant to the payment methods specified in the Plan. The optionee is responsible for payment of all taxes (except stock transfer taxes) that Dana may be obligated to collect before the stock is transferred to him.

      If an optionee dies or becomes totally and permanently disabled, unless otherwise determined by the Committee in the grant agreement (or certificate), all of his outstanding options may be exercised within one year after his death or disability, but not more than 10 years from the date of grant.

      In general, an optionee who retires from employment under a Dana retirement plan after age 55 and with 15 years of service with Dana or its subsidiaries may exercise his outstanding options (except those granted during the six months preceding retirement) during the five years after his retirement (but not more than ten years from the date of grant). The Committee has the discretion to vest any options that would otherwise be forfeited, either because the optionee had not attained age 55 and 15 years of service when he retired, or because the options were granted less than six months prior to his retirement, or to characterize an optionee’s termination as a retirement even though he might not have met the age, service, or other conditions described above.

      If an optionee’s employment is terminated for any reason other than death, disability, or retirement, his outstanding options will be forfeited and the forfeited shares will be available for other grants. However, the Committee has the discretion to permit an optionee whose employment has been involuntarily terminated (other than for cause) to exercise any outstanding stock option for up to two years following his termination of employment.

      Stock Appreciation Rights (SARs). The Committee may grant SARs either apart from, or in conjunction with, stock options. SARs are assigned a value per share (SAR Grant Value) of at least 100% of the market value of the underlying stock on the date of grant. Upon the exercise of an SAR granted in conjunction with an option, the holder will be required to surrender the related option and will be entitled to receive such number of shares of Dana stock as is equal in aggregate fair market value on the date of exercise to the spread between the fair market value of the share as to which the SAR was exercised and the exercise price of the option that was surrendered. Upon the exercise of an SAR granted apart from an option, the holder will be entitled to receive such number of shares of Dana stock as is equal in aggregate fair market value on the date of exercise to the spread between the fair market value of a share of stock and the SAR Grant Value of the SAR exercised. In either case, the Committee may elect to pay cash equal to the aggregate fair market value of the stock that the holder would otherwise have received. Generally, SARs are subject to the same exercise periods, limitations, and treatment upon death, disability or retirement or other termination of employment as are stock options, as described above.

      Restricted Stock Awards. The Committee may grant Restricted Stock Awards, which are awards of stock subject to such restrictions on transferability and other restrictions as the Committee may impose at the date of grant or thereafter. Each grant of Restricted Stock will be evidenced by a grant agreement (or certificate) between the participant and Dana setting forth the terms of the grant. The Committee may impose such terms on the grant, consistent with the Plan, as it determines are necessary or desirable. The grant agreement (or certificate) may provide for the crediting of dividend equivalents, in the form of restricted stock units (RSUs) or otherwise, with respect to dividends paid on outstanding shares of Restricted Stock, including Restricted Stock Awards that have been converted to RSUs pursuant to the terms of an award. Further, each Restricted Stock Award will be subject to such restrictions (if any) as are determined by the Committee relating (i) to the attainment of performance goals by the grantee and/or Dana and/or (ii) the continued employment of the grantee with Dana or a subsidiary.

      Performance Stock Awards. The Committee may grant Performance Stock Awards, which represent the right to receive shares of Dana’s stock or their cash equivalent contingent upon the achievement of performance or other objectives established by the Committee. The Committee may provide that the payment of a Performance Stock Award (or the vesting thereof) will be contingent on the attainment of one or more pre-established performance goals discussed below.

      Stock Unit Awards. The Committee may grant Stock Unit Awards, which represent the right to receive shares of Dana stock in the future contingent upon the satisfaction of conditions established by the Committee. These conditions may, but are not required to, consist of one or more of the performance goals discussed below. A Stock Unit Award may also provide for the crediting of dividend equivalents to the grantee.

      Performance Units. The Committee may grant Performance Units, which have an assigned target value (for example, $100 per Performance Unit). The actual value of a Performance Unit will generally vary from the target value, based upon the extent to which Dana achieves pre-established performance goals, which may, but are not required to, consist of one or more of the performance goals discussed below. Performance Units may be paid in cash and/or in shares of Dana stock, at the discretion of the Committee. For example, a grantee who has earned payment with respect to 100 Performance Units valued at $100 each will receive either $10,000 in cash, a number of shares of Dana stock determined by dividing $10,000 by the fair market value of a share of stock on the payment date, or a combination of shares and cash equating in value to $10,000.

      Other Stock-Based Awards. The Committee may also grant such Other Stock-Based Awards under the Plan as it deems consistent with the purposes of the Plan, such as the RSUs granted to Mr. Burns,

described above. Such awards may, but are not required to, be granted with value and payment contingent upon the attainment of one or more of the performance goals discussed below.

      Stock Awards. The Committee may grant shares of Dana stock to “eligible employees” for “acts of special service” (as defined in the Plan), or for other reasons, such as in connection with a participant’s securing a patent award or publishing a technical paper. Members of Dana’s Operating Committee are ineligible to receive such stock awards under the Plan.

      Performance Goals. The Committee may provide that the payment or vesting of an award will be contingent on the attainment of performance goals which are based on one or more of the following pre-established business criteria (in each case, when applicable, as determined in accordance with U.S. generally accepted accounting principles, except to the extent that the Committee in its discretion determines otherwise at the time the award is granted): earnings per share; stock price appreciation; net income; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenues; market share; cost reduction goals; return on equity; return on invested capital; return on assets; total share return; return on sales; gross margin; operating income; cash flow; debt reduction; working capital; new product launches; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; productivity improvement; asset utilization; disclosure controls and procedures; and internal controls over financial reporting.

      Where applicable, the performance goals will be expressed in terms of attaining or maintaining a specified level of performance relating to the particular business criteria or attaining a specified increase (or decrease) with respect to the particular business criteria and may be applied to the performance of Dana relative to a market index, a group of other companies, or a combination thereof, all as determined by the Committee. To the extent not inconsistent with Section 162(m) of the Code, the performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), target levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or no additional vesting will occur). The achievement of performance goals will be subject to certification by the Committee. The Committee has the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting Dana, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles or as appropriate to reflect a true measurement of the profitability of Dana and/or its operating units.

      Termination or Amendment of the Plan. The Board may terminate or amend the Plan at any time, except that shareholder approval is required for any amendment that will (i) increase the total number of shares of stock that may be available for grant under the Plan (except pursuant to equitable adjustments in connection with capital adjustments affecting Dana stock); (ii) lower the option price or the SAR Grant Value below 100% of fair market value on the grant date; (iii) remove the prohibition on repricing set forth in the Plan; or (iv) require shareholder approval as a matter of law or under rules of the NYSE. However, termination or amendment of the Plan may not adversely affect the rights of any participant, without his consent, with respect to awards previously granted under the Plan.

      In no event will the Committee have the authority to reprice (or cancel and regrant) any option, SAR or other award to which an exercise or purchase price applies, at a lower purchase price.

      Term of the Plan. The Plan has a ten-year term which expires on April 2, 2013. No Awards may be granted under the Plan after that date, but grants made before that date may continue to be exercisable and/or to vest after that date and will otherwise be governed by the terms of the Plan.

      Tax Aspects of Participation in the Plan. The following summary constitutes a brief overview of the principal U.S. federal income tax consequences relating to awards that may be granted under the Plan based upon current tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

Stock Options.

      Non-Qualified Options. In the case of a Non-ISO, the optionee generally will not be taxed upon the grant of an option. Rather, at the time of exercise of such option, the optionee will generally recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the purchase price. Dana will generally be entitled to a tax deduction at the time and in the amount that the optionee recognizes ordinary income.

      Incentive Stock Options. In the case of an ISO, the optionee will generally be in receipt of taxable income upon the disposition of the shares acquired upon exercise of the option, rather than upon the grant of the ISO or upon its timely exercise. If certain holding period requirements have been satisfied with respect to outstanding shares so acquired, taxable income will constitute long-term capital gain and Dana will not be entitled to a tax deduction. The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to non-qualified stock options. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option price will generally be an item of tax preference for purposes of the “alternative minimum tax” imposed by Section 55 of the Code.

      Exercise with Shares. An optionee who pays the purchase price upon exercise of an option, in whole or in part, by delivering already owned shares of Dana stock will generally not recognize gain or loss on the shares surrendered at the time of such delivery, except under certain circumstances relating to ISOs. Rather, such gain or loss recognition will generally occur upon disposition of the shares acquired in substitution for the shares surrendered.

      SARs. A grant of SARs has no U.S. federal income tax consequences at the time of grant. Upon the exercise of SARs, the value of the shares and cash received is generally taxable to the grantee as ordinary income and Dana generally will be entitled to a corresponding tax deduction.

      Restricted Stock. Generally, the grant of restricted stock has no federal income tax consequences at the time of grant. Rather, at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code), the grantee will recognize ordinary income in an amount equal to the fair market value of such shares. A grantee may, however, elect to be taxed at the time of the grant. Dana generally will be entitled to a tax deduction at the time and in the amount that the grantee recognizes ordinary income.

      Performance Stock Awards. In general, no taxable income is realized by a grantee upon the grant of a Performance Stock Award. The grantee generally will include in ordinary income any cash, and the fair market value of any shares of stock, paid to him pursuant to such award at the time of payment. Dana generally will be entitled to a tax deduction at the time and in the amount that the grantee recognizes ordinary income.

      Stock Unit Awards. In general, no taxable income is realized by the grantee upon the grant of a Stock Unit Award. The grantee generally will include in ordinary income the fair market value of the award at the time shares of stock are delivered to him. Dana generally will be entitled to a tax deduction at the time and in the amount that the grantee recognizes ordinary income.

      Performance Units. In general, no taxable income is realized by the grantee upon the grant of Performance Units. At the time of payment with respect to such Performance Units, the grantee generally will include in ordinary income the dollar amount received with respect to the Performance Units and/or the fair market value of the shares of stock delivered to him. Dana generally will be entitled to a tax deduction with respect to the amounts paid at the time that the participant recognizes ordinary income.

      Benefits Under the Plan. Because participation in the Plan and the amount and terms of awards under the Plan are at the discretion of the Committee (subject to the terms of the Plan), and because the performance goals may vary from award to award and from grantee to grantee, benefits under the Plan over the term of the Plan are not presently determinable.

      The table below shows the number of shares subject to stock options and performance stock awards that have been granted under the Plan from its adoption in 2003 through March 1, 2004, to the persons and groups referred to in the table. In addition, during this period 165,687 restricted stock units (RSUs) were granted to Mr. Burns and 16,500 RSUs and SARs with respect to 53,150 shares were granted to Plan participants other than the executive officers. No awards have been granted under the Plan to any non-management director or non-management director-nominee or to any individual who is an associate of any director, director-nominee or officer of Dana.

	2003	2004

	Stock	Stock	Performance
Name and Principal Position	Options	Options	Shares

Mr. Magliochetti, Chief Executive Officer (through 9/22/03)	250,000	-0-	-0-
Mr. Carroll, Acting President and Chief Operating Officer	55,000	-0-	-0-
Mr. Franklin, President — Dana International & Global Initiatives	55,000	34,000	11,000
Mr. Richter, Chief Financial Officer	55,000	34,000	11,000
Mr. Cole, President — Heavy Vehicle Systems & Technologies Group	40,000	34,000	11,000
Mr. Laisure, President — Engine & Fluid Management Group	40,000	22,000	7,000
Mr. Burns, Chief Executive Officer (effective 3/1/04)	-0-	510,000	36,865
All executive officers as a group during the period (10 persons)	579,000	659,800	85,065
All Plan participants (other than the executive officers)	1,921,850	656,700	95,935

      The Board unanimously recommends that you vote FOR Proposal 4. Approval of this Proposal requires that the votes cast in favor of the Proposal exceed those cast in opposition, assuming a quorum is present and provided that the total vote cast on the Proposal represents over 50% in interest of all shares entitled to vote on the Proposal. Abstentions will not be counted in determining the number of votes cast for or against the Proposal. Under NYSE rules, brokers may not vote the shares they hold on behalf of the beneficial owners with respect to this Proposal without instructions from the beneficial owners, so there may be broker “non-votes.” Broker “non-votes” will not be counted in determining the number of votes cast for or against this Proposal. If our shareholders do not approve Proposal 4, the current Stock Incentive Plan will remain in effect. In that event, as discussed above, Mr. Burns’ employment agreement requires Dana to provide him with awards or other compensation that is economically equivalent to the 102,552 RSUs that were granted to him subject to shareholder approval of this Proposal.

PROPOSAL 5 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee has selected PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as Dana’s independent auditors for the fiscal year ending December 31, 2004. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

      Information about the services performed by PricewaterhouseCoopers for Dana in 2003 and the fees Dana paid for those services is set out under the caption “Independent Auditors’ Fees.”

      The Board unanimously recommends that you vote FOR Proposal 5. Approval of this Proposal requires that the votes cast in favor of the Proposal exceed the votes cast in opposition, assuming a quorum is present. Abstentions will not be counted in determining the number of votes cast for or against this Proposal. Under NYSE rules, brokers may vote the shares they hold on behalf of the beneficial owners with respect to this Proposal without instructions from the beneficial owners, so there will be no broker “non-votes” on this Proposal.

EXPENSES OF PROXY SOLICITATION

      Dana will pay the cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees may solicit proxies, without any additional compensation, by telephone, e-mail, facsimile, telegram or personal meeting. We have also engaged D. F. King & Co., Inc., a professional proxy solicitation firm, to provide customary solicitation services for a fee of $12,000, plus expenses. Upon request, we will pay the reasonable expenses of brokers, dealers, banks, voting trustees, and their nominees who are holders of record of Dana stock on the record date, for mailing the Annual Report, Notice of Meeting, Proxy Statement and proxy card to the beneficial owners of such shares.

VOTING OF PROXIES

      All shares of Dana stock represented by properly executed and delivered proxies will be voted in accordance with the directions of the shareholders giving the proxies. If no directions are given, such proxies will be voted FOR the election of the director-nominees named in Proposal 1 and FOR Proposals 2, 3, 4 and 5. If any named director-nominee becomes unavailable for election for any reason, the proxies will be voted for any substitute nominee who is recommended by the Board. If any other business not set forth in the Notice of Meeting properly comes before the Annual Meeting, the proxy holders will have discretionary authority to vote the shares for which they hold proxies with respect to such matters in accordance with their best judgment.

STOCK OWNERSHIP

More Than 5% Beneficial Owners

      The following persons have filed reports with the SEC stating that they beneficially own more than 5% of Dana’s common stock.

Name and Address of	Number of Shares	Percent
Beneficial Owner	Beneficially Owned	of Class

Capital Research & Management Company 333 Hope Street Los Angeles, California 90071	12,197,100	8.2%

Gabelli Asset Management Inc. One Corporate Center Rye, New York 10580	10,653,838	7.17%

Lord, Abbett & Co. 90 Hudson Street Jersey City, New Jersey 07302	12,866,001	8.66%

      Capital Research & Management Company reported in a Schedule 13G dated February 10, 2004, that it was the beneficial owner of 12,197,100 shares of Dana stock, for which it has no voting power and sole dispositive power.

      Gabelli Asset Management Inc. reported in a Schedule 13D dated December 4, 2003, that the following reporting persons beneficially owned an aggregate of 10,653,838 shares of Dana stock: Gabelli Funds, LLC beneficially owned 2,230,400 shares (with sole voting and dispositive powers for all such shares); GAMCO Investors, Inc. beneficially owned 8,259,438 shares (with sole voting power for 7,479,999 of such shares and sole dispositive power for all such shares); Gabelli Securities, Inc. beneficially owned 141,000 shares (with sole voting and dispositive powers for all such shares); and MJG Associates, Inc. beneficially owned 23,000 shares (with sole voting and dispositive powers for all such shares).

      Lord, Abbett & Co. reported in a Schedule 13G dated January 26, 2004, that it was the beneficial owner of 12,866,001 shares of Dana stock, for which it has sole voting and dispositive powers.

Directors and Executive Officers

      Our directors, director-nominees and executive officers have furnished the following information about their beneficial ownership of Dana stock and units with a value tied to Dana stock, as of February 1, 2004, except that information is shown for Mr. Burns as of March 1, 2004 (the date he became a director and officer) and for Mr. Magliochetti as of September 22, 2003 (the date of his death).

	Stock Ownership,	Stock Units
	Including Restricted Stock,	Representing
	Restricted Stock Units and	Deferred	Percent
Beneficial Owner	Exercisable Options(1)	Compensation(2)	of Class

Directors and Director- Nominees
Benjamin F. Bailar	30,000 shares	7,522 units	*
A. Charles Baillie	17,000 shares	12,353 units	*
David E. Berges	0 shares	0 units	*
Michael J. Burns	165,687 shares	0 units	*
Edmund M. Carpenter	31,212 shares	34,323 units	*
Eric Clark	30,000 shares	4,073 units	*
Samir G. Gibara	0 shares	0 units	*
Cheryl W. Grisé	3,000 shares	804 units	*
Glen H. Hiner	28,000 shares	13,585 units	*
James P. Kelly	5,000 shares	1,107 units	*
Marilyn R. Marks	30,500 shares	13,412 units	*
Richard B. Priory	26,000 shares	26,589 units	*
Fernando M. Senderos	6,000 shares	1,419 units	*
Named Executive Officers
Joseph M. Magliochetti	791,105 shares	28,864 units	*
William J. Carroll	364,103 shares	13,297 units	*
Bernard N. Cole	305,234 shares	23,808 units	*
Marvin A. Franklin, III	342,234 shares	18,527 units	*
Robert C. Richter	294,323 shares	25,965 units	*
James M. Laisure	224,947 shares	38,919 units	*
Directors, Director-Nominees and All Executive Officers as a Group (22 persons)	3,103,011 shares	283,605 units	2.28%

*	Less than 1%

(1)	All shares in this column were beneficially owned directly and each beneficial owner had sole voting and dispositive powers for such shares, except as follows: Mr. Bailar indirectly owned 2,100 shares that were held in a retirement plan account and 900 shares that were held in a trust for which he was trustee; Mr. Carroll indirectly owned 3,920 shares that were held in trusts for which he was trustee; Ms. Marks indirectly owned 4,000 shares that were held in trusts for which she was a trustee; and Mr. Priory indirectly owned 3,000 shares that were held by his children.

This column includes the following shares subject to options exercisable within 60 days which have been granted, respectively, to the non-management directors under the Directors’ Stock Option Plans and to the executive officers under the Stock Incentive Plan: Mr. Bailar, 27,000 shares; Mr. Baillie, 12,000 shares; Mr. Carpenter, 27,000 shares; Mr. Clark, 27,000 shares; Mr. Hiner, 27,000 shares; Mr. Kelly, 3,000 shares; Ms. Marks, 24,000 shares; Mr. Priory, 18,000 shares; Mr. Senderos, 6,000 shares; Mr. Burns, 0 shares; Mr. Carroll, 240,500 shares; Mr. Cole, 211,000 shares; Mr. Franklin,

270,500 shares; Mr. Richter, 228,750 shares; Mr. Laisure, 140,500 shares; and the directors, director-nominees and all executive officers as a group, 1,507,125 shares.

This column also includes shares of restricted stock granted to the executive officers under the 1999 and 1989 Restricted Stock Plans, and the restricted stock units into which some such shares have been converted under these Plans. Under these plans, the Compensation Committee selects the individuals to receive grants of restricted stock and determines the terms of the grants. Generally, the grants are subject to a 5-year restriction period during which the grantee must remain a full-time employee of Dana or its subsidiaries. Dividends on the restricted shares may be paid in cash or additional restricted shares, at the same times and rates as cash dividends are paid to shareholders. Grantees may convert some or all of their restricted stock into restricted stock units, which are payable in Dana stock upon termination of the grantee’s employment after the restricted period. Until distribution, restricted stock units are credited with dividends in a similar manner as are restricted shares. Information about the number of shares of restricted stock and restricted stock units beneficially owned by each of the named executive officers is contained in Note 3 to the Summary Compensation Table.

This column also includes the 165,687 restricted stock units granted to Mr. Burns under the Stock Incentive Plan as of March 1, 2004 (102,552 of which are subject to shareholder approval of Proposal 4). This Plan and grant are discussed under Proposal 4 and all equity grants to Mr. Burns are also discussed under the caption “Compensation and Pension Arrangements for Our New CEO and President.”

(2)	This column includes units credited to the directors’ Stock Accounts under the Director Deferred Fee Plan and to the executive officers’ Stock Accounts under the Additional Compensation Plan. These units may ultimately be distributed in the form of stock and/or cash, according to the terms of these Plans. Compensation deferred into Interest Equivalent Accounts under the Plans, which may also be distributed in the form of stock and/or cash, is not shown.

THE BOARD AND ITS COMMITTEES

Director Independence

      The Board currently consists of eleven directors, including Messrs. Clark and Senderos, who are not standing for re-election. The Board has determined that all of the non-management directors who are standing for re-election and both director-nominees who are standing for election for the first time at this Annual Meeting are “independent directors” as defined by the NYSE. For purposes of making that determination, a director who met the independence requirements set out in Section 303A of the NYSE Listed Company Manual and who did not have any “material relationship” with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) was deemed to be an “independent director.” The beneficial ownership of Dana stock in any amount, by itself, and any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship not required to be reported in our proxy statement or our annual report on Form 10-K under Item 404 of SEC Regulation S-K was deemed to be an “immaterial relationship.”

Board Meetings

      The Board held 26 meetings in 2003, including five meetings which had been scheduled at the start of the year and 21 additional meetings which were held as a result of the unsolicited cash tender offer for all of Dana’s outstanding stock which was commenced by Delta Acquisition Corp., a subsidiary of ArvinMeritor, Inc. on July 9, 2003, and terminated on November 23, 2003 (the ArvinMeritor Tender Offer), and the death of our CEO, Mr. Magliochetti.

      All directors who are standing for re-election attended at least 75% of the combined number of meetings of the Board and the Committees on which they served in 2003. Mr. Burns was elected to the Board effective March 1, 2004, and therefore did not attend any Board or Committee meetings in 2003.

Executive Sessions

      An executive session of our non-management directors is held without Dana management in conjunction with each regular Board meeting. In these sessions, the Chairmen of the Board Committees with purview over the discussion items generally lead the discussions.

Board Committees

      The current Board Committees are described below. The Board has adopted a charter for each of these Committees, setting out its purpose, organization, responsibilities and authority. You can access these charters on our web site at http://www.dana.com/investors.

      Advisory Committee. This Committee serves as the Board’s governance and nominating committee. The Committee makes recommendations to the Board regarding Board governance matters, assists the Board in its evaluation of Board and Board committee activities, seeks qualified individuals to serve as directors of Dana, recommends director-nominees to the Board and assists the Board in its oversight of Dana’s management succession planning. When the Board is not in session, and when convened by and for that purpose by the Chairman of the Board, the Committee serves as an “executive committee” of the Board and has the full authority of the Board except as restricted by Virginia law. All members of the Committee are non-management directors who meet applicable independence requirements under the Exchange Act and the rules of the SEC and the NYSE. Currently, the members are Mr. Bailar (Chairman), Mr. Carpenter, Mr. Clark and Ms. Marks. The Committee met five times in 2003.

      Audit Committee. This Committee appoints Dana’s independent auditors (subject to shareholder ratification at the annual meeting) and the firm reports directly to the Committee. The Committee assists the Board in its oversight of the integrity of Dana’s financial statements, Dana’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of Dana’s internal audit function and of the independent auditors. All members of the Committee are non-management directors who meet applicable independence and expertise requirements under the Exchange Act and the rules of the SEC and NYSE. Currently, the members are Mr. Carpenter (Chairman), Mr. Bailar, Ms. Grisé and Mr. Kelly. The Board has determined that each of the current members of the Committee is an “audit committee financial expert” as defined by the SEC. The Committee met nine times in 2003.

      Compensation Committee. This Committee discharges the Board’s responsibilities relating to compensation of the Chief Executive Officer and other senior executives. The Committee has overall responsibility for approving and evaluating all of Dana’s compensation plans, policies and programs as they affect the CEO and the senior executives, and is responsible for producing the “Compensation Committee Report on Executive Compensation” which appears in this Proxy Statement. All members of the Committee are non-management directors who meet applicable independence requirements under the rules of the NYSE and qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. Currently, the members are Messrs. Priory (Chairman), Baillie, Clark and Hiner. The Committee met five times in 2003.

      Finance Committee. This Committee assists the Board in its oversight of Dana’s financial condition, liquidity and results of operations. Currently, the members are Messrs. Hiner (Chairman), Carpenter, Kelly, Priory and Senderos. The Committee met five times in 2003.

      Funds Committee. This Committee assists the Board in its oversight of Dana’s pension plans and funds. Currently, the members are Mr. Baillie (Chairman), Ms. Grisé, Ms. Marks and Mr. Senderos. The Committee met twice in 2003.

      Committee of Independent Directors. This Committee was formed in 2003 to consider and evaluate the ArvinMeritor Tender Offer, possible strategic alternatives or other transactions that might be available to Dana and related matters and issues. The members are Mr. Hiner (Chairman), Mr. Bailar,

Mr. Baillie, Mr. Carpenter, Mr. Clark, Ms. Grisé, Mr. Kelly, Ms. Marks and Mr. Priory. The Committee met ten times in 2003. This Committee will be dissolved at the April Board meeting.

Director Attendance at Annual Meetings

      Dana is incorporated in Virginia and we have held our annual meetings at the company’s registered office in Richmond for many years. Senior company representatives have been present at each annual meeting to meet shareholders and answer their questions. Historically, shareholder attendance has been minimal. We attribute this to our active year-round program for communicating company developments and answering shareholder and investor questions through meetings with management, quarterly webcasts and other means. None of our directors attended our annual meeting last year. In accordance with the Board’s new policy of encouraging all directors to attend Dana’s annual meetings, we expect most of the Board members to attend this year’s Annual Meeting, which will be held in the Toledo area, where we have our principal business office.

Directors’ Compensation

      Dana’s non-management directors receive the following compensation for their services: a $40,000 annual retainer for service on the Board; a $2,500 annual fee for service on each Board Committee ($5,000 for the Chairman of the Funds Committee and $10,000 for the Chairmen of all other Committees); a fee of $1,000 for each Board or Committee meeting attended; a fee of $1,000 per half day for any special services performed at the request of the Chairman of the Board; and reimbursement of expenses. All directors are free to attend all Committee meetings, whether or not they are members of the Committee, and they are paid a fee for all Committee meetings attended. Our non-management directors are also reimbursed for tuition and fees for attending accredited educational programs relating to Board and corporate governance matters, and may have use of company aircraft and facilities in connection with travel to and from, and attendance at, Board and Committee meetings and the performance of their Board services.

      Mr. Magliochetti was Chairman of the Board until his death in September 2003. At that time, the Board appointed Mr. Hiner to serve as Acting Chairman of the Board, and in February 2004, the Board appointed Mr. Hiner to serve as Chairman. While holding these positions, Mr. Hiner is receiving an annual fee of $400,000 (in addition to any other fees to which he is entitled for services as a member of the Board or as the chairman or a member of any Board Committee) and reimbursement of expenses.

      In addition to the cash compensation described above, our non-management directors participate in the Directors’ Stock Option Plan, which currently provides for automatic annual grants of options for 3,000 shares of Dana stock. These options are priced at the fair market value of the stock on the date of grant and have a term of 10 years, except that in the event of a director’s death or retirement, they become exercisable within specified periods following such event.

      Our non-management directors also participate in the Director Deferred Fee Plan, which currently provides for automatic annual grants of 800 units (each equivalent in value to one share of Dana stock on any given date). They may also elect to defer payment of their retainers and fees for Board and Committee services under this Plan. Deferred amounts are credited to an Interest Equivalent Account and/or a Stock Account maintained for the director; the number of units credited to the Stock Account is based on the amount deferred and the market price of Dana stock. Stock Accounts are credited with additional units when cash dividends are paid on Dana stock, based on the number of units in the Stock Account and the amount of the dividend. Distributions under the Plan are made when the director retires, dies or terminates service with Dana, in the form of cash and/or Dana stock and, at the time of distribution, the value of any units in the director’s Stock Account is based on the market value of Dana stock at that time.

Stock Ownership Guidelines

      In February 2004, our Board adopted new stock ownership guidelines which call for each of our directors to acquire shares of Dana stock with a value equal to five times the annual retainer within a period of five years from the time he or she first becomes a director and to hold such shares during his or her tenure as a director.

CORPORATE GOVERNANCE

      A commitment to ethical business conduct is a fundamental shared value of our Board, management and employees. You can access our Standards of Business Conduct (which constitutes the code of conduct for officers and employees required by the NYSE and contains the code of ethics for the CEO and senior financial officers required by the SEC), our Directors’ Code of Conduct (which constitutes the code of conduct for directors required by the NYSE), and our Board Governance Principles on Dana’s web site at http://www.dana.com/investors.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

      Director Nominations. The Advisory Committee will consider candidates to serve as Dana directors who are recommended, from time to time, by our shareholders. Recommendations must be in writing and addressed and delivered to the Chairman of the Committee as follows: Dana Corporation, Attention: Chairman, Advisory Committee, P.O. Box 1000, Toledo, Ohio U.S.A. 43697 (mail address) or 4500 Dorr Street, Toledo, Ohio U.S.A. 43615 (street address). To qualify for consideration, non-management candidates must have experience as a principal executive officer, principal financial officer or principal accounting officer (or an officer of equivalent position) of a corporation, university, government unit or other organization of substantial size and scope. In addition, candidates should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in Dana; have no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to Dana and its shareholders; and have the ability and willingness to spend the time required to function effectively as a Dana director. It is desirable that candidates have international experience and an understanding of the complexities of a large multifaceted, global business organization. The Committee also engages third-party search firms from time to time to assist it in identifying and evaluating nominees for director and Dana pays fees to such parties for such services. The Committee evaluates nominees recommended by shareholders, by other individuals and by the search firms in the same manner, as follows. The Committee reviews biographical information furnished by or about the potential nominees to determine whether they have the experience and qualities discussed above. When a Board vacancy occurs or is anticipated, the Committee determines which of the qualified candidates to interview, based on the current needs of the Board and the company, and members of the Committee meet with these individuals. If, after such meetings, the Committee determines to recommend any candidate to the Board for consideration, that individual is invited to meet with the entire Board. The Board then determines whether to select the individual as a director-nominee.

      Shareholder nominations for directors to be presented at an annual shareholders’ meeting must comply with the following procedures and such other requirements as may be imposed by Virginia law, the Exchange Act and the rules and regulations of the SEC. Each nomination (i) must be in writing and addressed and delivered to the Chairman of the Advisory Committee as provided in the preceding paragraph, (ii) must include the information and representations described in Section 3.3 of Dana’s By-Laws, and (iii) must be received before the close of business on the 90th calendar day before the anniversary date of the previous year’s annual meeting (or, if the meeting is called for a date not within 30 calendar days before or after such anniversary date, before the close of business on the tenth day following the date on which Dana mails the notice of the meeting or makes a public announcement of the meeting date, whichever occurs first).

      Shareholder Proposals. Shareholder proposals to be considered for inclusion in Dana’s proxy materials for our 2005 annual meeting or otherwise to be presented at our 2005 annual meeting should be submitted as described below under the caption “Shareholder Proposals for the 2005 Annual Meeting.”

      Accounting, Internal Accounting or Auditing or Related Matters. Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to Dana or its consolidated subsidiaries may be submitted by writing to the Chairman of the Audit Committee at the following address: Dana Corporation, Attention: Chairman, Audit Committee, P.O. Box 1000, Toledo, Ohio, U.S.A. 43697 (mail address) or 4500 Dorr Street, Toledo, Ohio U.S.A. 43615 (street address). Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.” Complaints and concerns may also be submitted in the United States by calling the Dana Ethics and Compliance Helpline toll-free at 1-888-214-3262.

      Other Communications. Other communications to the Board, any Board Committee, the non-management directors as a group or any individual director should be in writing and addressed to the attention of the Chairman of the Board, the Chairman of the Committee, the Non-Management Directors or the individual director, as applicable, and mailed to P.O. Box 1000, Toledo, Ohio, U.S.A. 43697 (mail address) or 4500 Dorr Street, Toledo, Ohio U.S.A. 43615 (street address).

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      Shareholder proposals to be considered for inclusion in Dana’s proxy materials for our 2005 annual meeting must comply with the following procedures and any other requirements that are imposed by Virginia law, the Exchange Act or the rules and regulations of the SEC. Each proposal (i) must be in writing and addressed as follows: Dana Corporation, Attention: Chairman, Advisory Committee, Toledo, Ohio U.S.A. 43697 (mail address) or 4500 Dorr Street, Toledo, Ohio U.S.A. 43615 (street address); (ii) must include the information and representations that are set out in Exchange Act Rule 14a-8 and Section 3.3 of Dana’s By-Laws; and (iii) must be received on or before November 12, 2004 (or, if the 2005 annual meeting is called for a date not within 30 calendar days before or after April 19, within a reasonable time before we begin to print and mail our proxy materials for the meeting).

      Other shareholder proposals intended to be presented at the 2005 annual meeting must be submitted in writing, addressed as described in the preceding paragraph and containing the information and representations referred to therein, and must be received by the close of business on January 19, 2005 (or, if the 2005 annual meeting is called for a date not within 30 calendar days before or after April 19, before the close of business on the tenth day following the date on which Dana mails the notice of the meeting or makes a public announcement of the meeting date, whichever occurs first).

AUDIT COMMITTEE REPORT

To Dana’s Shareholders:

      We have reviewed and discussed with management Dana’s audited consolidated financial statements for the fiscal year ended December 31, 2003.

      We have discussed with Dana’s independent auditors, PricewaterhouseCoopers LLP (PricewaterhouseCoopers), the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

      We have received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with PricewaterhouseCoopers its independence.

      Based on the foregoing review and discussions, we have recommended to the Board of Directors that the audited financial statements referred to above be included in Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, to be filed with the SEC.

      The Board revised our Charter in February 2004, and a copy of the new Charter is included in this Proxy Statement as Appendix D. The Board will continue to review our Charter annually and to make such revisions as it deems appropriate.

Submitted by,

Edmund M. Carpenter, Chairman
Benjamin F. Bailar
Cheryl W. Grisé
James P. Kelly

INDEPENDENT AUDITORS’ FEES

Audit Committee Pre-Approval Policy

      The Audit Committee pre-approves the audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of such pre-approved services and the pre-approved cost levels. Unless a type of service to be provided by the independent auditors has received general pre-approval, it requires specific pre-approval by the Committee. Any services exceeding pre-approved cost levels also requires specific pre-approval by the Committee. Management monitors the services rendered and the fees paid for the audit, audit-related, tax and other pre-approved services and reports quarterly to the Audit Committee on these matters.

Fees for 2003 and 2002

      PricewaterhouseCoopers’ aggregate fees for professional services rendered to Dana worldwide were $16 million in the fiscal year ended December 31, 2003, and $21.9 million in the fiscal year ended December 31, 2002. Details of these fees are shown in the following table. Dollars in the table are shown in millions. All of these fees were pre-approved by the Audit Committee.

Service	2003 Fees	2002 Fees

Audit of consolidated financial statements	$5.7	$5.1
Securities Act filings and registrations	-0-	0.2

Total Audit Fees	$5.7	$5.3

Assistance with financial accounting and reporting matters	$0.4	$0.2
Sarbanes-Oxley Sec. 404 Controls Project assistance	0.5	-0-
Other audit services, including audits in connection with divestitures, joint ventures and debt agreements	1.5	3.0
Financial due diligence related to acquisitions and divestitures	1.6	2.6
Employee benefit plan audits	0.6	0.4
Tax attestation in non-US jurisdictions	0.2	0.2

Total Audit-Related Fees	$4.8	$6.4

Tax consulting and planning services	$2.6	$4.4
Tax compliance services	1.3	1.5
Executive tax services	0.2	0.3
Expatriate tax services	0.1	0.4

Total Tax Fees	$4.2	$6.6

Financial information systems design and implementation services	$-0-	$0.4
Actuarial compliance and consulting services	1.2	3.1
Other	0.1	0.1

Total Other Fees	$1.3	$3.6

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To Dana’s Shareholders:

      Our Committee is responsible for discharging the Board’s responsibilities relating to the compensation of Dana’s Chief Executive Officer and other senior executives. We have overall responsibility for approving and evaluating all of Dana’s compensation plans, policies and programs as they affect the CEO and the senior executives.

      You can find more information about our Committee under the caption “The Board and Its Committees.” Our purpose, organization and responsibilities are also described in our Charter, which is available on Dana’s web site at www.dana.com/investors.

      We are furnishing this Report on behalf of the Board to inform you about our executive compensation policies and practices.

Executive Compensation Philosophy

      We believe that the caliber and motivation of Dana’s management and the quality of its leadership make a significant difference in the company’s long-term performance. We further believe that compensa-

tion should vary with the company’s financial and operating performance, so that executives are well-rewarded when performance meets or exceeds pre-established objectives and there are downside risks to compensation when corporate or individual performance does not meet these objectives.

      Our goal is to develop and administer executive compensation policies that are linked to Dana’s strategic business objectives and that will attract and retain a highly qualified senior management team which is committed to Dana and its long-term success.

      In making our compensation decisions, we consider competitive market data provided by an outside compensation consultant retained by management and reviewed by our own independent compensation consultant. This data compares Dana’s pay levels with those of a peer group of comparable companies. We select the companies in the peer group in advance. Currently, the group consists of 16 companies with national and international business operations and sales volumes, market capitalizations and lines of business comparable to Dana’s. The companies in the peer group are not necessarily those represented in the stock performance graph in this Proxy Statement, since we believe that Dana’s competitors for executive talent are a broader group than the companies in the Standard & Poor’s Auto Parts & Equipment Index.

      We target the base salaries for Dana’s senior executives at the median for the peer group and seek to provide cash-based short-term incentive opportunities linked to annual corporate and individual performance objectives.

      However, we also believe that a substantial portion of the executives’ compensation should be at risk based on Dana’s performance, and we endeavor to assure that long-term equity-based incentives comprise a significant percentage of each executive’s total compensation.

      Overall, we believe that both short-term and long-term incentives should be directly linked to creating shareholder value and should be relative to peer group performance. Therefore, median performance relative to the peer group should drive median total compensation and exceptional performance relative to the peer group should drive exceptional total compensation.

      Our policy is to provide performance-based compensation to Dana’s senior executives that is tax deductible under current tax law, but we maintain the flexibility to award compensation that is not fully deductible if such compensation is in the company’s best interests.

Executive Compensation Program

      The key elements of Dana’s executive compensation program are base salary, annual incentives and long-term equity incentives. In determining an executive’s compensation, we also consider, as applicable, his or her employment and change of control arrangements, retirement and other benefits.

      Base Salaries. We approve the base salaries for the CEO and other senior executives on an individual basis, taking into consideration each executive’s responsibilities, performance, contributions to Dana’s success and tenure in the job; the pay practices for comparable positions within the peer group; and internal equity among positions. In 2003, Mr. Magliochetti’s base salary was at the median of the peer group and the base salaries of the other individuals named in the Summary Compensation Table, as a group, were slightly above the median.

      Annual Incentives. The CEO and other senior executives have an opportunity to earn annual bonuses under Dana’s Additional Compensation Plan or other incentive arrangements which we have approved. Award opportunities vary based on the individual’s position and base salary. Actual bonuses are based primarily on Dana’s success in achieving the annual corporate performance objectives that we have established in advance. We set these performance objectives annually, based on the company’s short-term strategic direction and industry conditions. We have discretion to modify the bonus, if any, of any senior executive up or down based on his or her individual performance, except that we may not make upward adjustments with respect to the individuals named in the Summary Compensation Table.

      The 2003 performance objectives for the company’s 20 most highly compensated executives under the Additional Compensation Plan consisted of a hurdle (the minimum level of corporate performance that had to be achieved for bonuses to be paid), a goal (the corporate performance level at which bonuses equal to 60% of salary would be paid), and performance in excess of the goal (at which bonuses up to a maximum of 96% of salary would be paid).

      For 2003, we approved performance measures which included net income, return on invested capital and five measures tied to Dana’s 2003 operating goals and focus on shareholder value (using a total shareholder return formula relative to the peer group). In 2003, Dana earned $222 million in net income, compared to a loss of $182 million in 2002; achieved an 8.4% return on invested capital, compared to a negative return in 2002; and achieved three of the five pre-established corporate operating objectives. Based on these results, we approved bonus payments for 2003 equal to approximately 51% of base salary for the company’s 20 most highly compensated executives, including the individuals named in the Summary Compensation Table. In addition, we awarded discretionary bonuses of $261,827 to Mr. Magliochetti to bring his compensation more in line with that of other CEOs in the peer group; $57,558 to Mr. Carroll, $24,787 to Mr. Franklin and $49,920 to Mr. Richter in recognition of their performance of additional responsibilities and duties following Mr. Magliochetti’s death; and $11,919 to Mr. Laisure in recognition of his leadership in achieving the positive results of the Engine and Fluid Management Group.

      Long-Term Equity Incentives. We grant long-term equity incentives to Dana’s CEO, senior executives and other key employees under two shareholder-approved plans, the Stock Incentive Plan and the 1999 Restricted Stock Plan.

      Under the Stock Incentive Plan, we have flexibility to grant various types of stock-based awards, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance stock, performance units, stock and stock units. In 2003, we granted only non-qualified stock options under this plan. In determining the number of options to be granted to each individual, we considered his or her relative position and performance, current stock ownership level and past option grants.

      Under the 1999 Restricted Stock Plan, we grant restricted stock from time to time to recognize an individual’s promotion or exceptional contributions or as a retention incentive. In 2003, we granted 15,900 restricted shares to Mr. Magliochetti to address a shortfall in his compensation opportunity compared to the CEOs in the peer group; 20,000 restricted shares to Mr. Carroll in connection with his appointment as the company’s Acting President and Chief Operating Officer following Mr. Magliochetti’s death; and a total of 18,000 restricted shares to other executives in connection with their promotions.

Stock Ownership Guidelines

      We encourage senior executives to own and hold Dana stock and have had stock ownership guidelines for such executives for many years. These guidelines currently apply to approximately 70 individuals who hold the position of division general manager and above. The 20 most highly compensated executives have stock ownership targets ranging from 35,000 shares up to 180,000 shares for the CEO. The executives are expected to attain their target ownership levels within five years of taking office and to remain at or above that level until retirement. Each of the individuals named in the Summary Compensation Table has achieved at least 97% of his stock ownership target and each of the other individuals among the 20 most highly compensated executives has achieved at least 42% of his target.

Chief Executive Officer’s Compensation

      In recognition of Dana’s progress with its restructuring plan, in February 2003, we established Mr. Magliochetti’s annual base salary at $970,000 for 2003. We also granted him restricted stock related to the shortfall in his compensation opportunity compared to the CEOs in the peer group, as discussed above, and options to purchase 250,000 shares of Dana stock at a price of $8.34 per share. We determined the size of his option grant by considering the factors discussed above under “Long-Term Equity Incentives.” In 2003, Mr. Magliochetti earned an annual bonus of $393,173 (approximately 51% of his pro-rated base salary) under the Additional Compensation Plan and was awarded a discretionary bonus of $261,827, as discussed above.

      On March 1, 2004, Mr. Burns became Chief Executive Officer, President and a director of Dana. The details of his compensation package are described under the caption “Compensation and Pension Arrangements for Our New CEO and President.”

Change of Control Arrangements

      In 2003, we reviewed the change of control arrangements between Dana and the company’s senior executives and other key employees and recommended changes to these arrangements. The Board concurred and authorized new change of control agreements between the company and Messrs. Carroll, Franklin, Richter, Cole and Laisure, and four other individuals. Those agreements are described under the caption “Change of Control Agreements.” In connection with the hiring of Mr. Burns, we also recommended, and the Board approved, a substantially similar change of control agreement with him. We also recommended, and the Board authorized, a new Dana Corporation Change of Control Severance Plan providing for severance payments and benefits to designated senior managers, key leaders and corporate staff (apart from those executives with individual agreements) in the event of a change in control of Dana, as well as related amendments to various management incentive and retirement plans and agreements.

Looking Forward

      During 2003, we also undertook an in-depth review of Dana’s executive compensation program, with the assistance of our outside compensation consultant. We reviewed all elements of compensation, taking into consideration the current corporate governance environment, anticipated accounting changes and peer group competitiveness.

      Based on our study, we determined that Dana’s base salary structure is in line with the peer group and that our executives are generally paid at the median of the peer group. Relative to short-term incentive compensation, in February 2004, we set performance objectives for 2004 under the Additional Compensation Plan that are based on corporate financial measures for net income and return on invested capital, and established Strategic Business Unit and division performance objectives linked to the corporate financial measures. We believe these objectives will continue to link the performance of Dana’s operations, and the executives and key employees who manage them, to shareholder value.

      We also set long-term incentives in February 2004 under the Stock Incentive Plan that focus on Dana’s continued long-term growth and shareholder value. These incentives include, in addition to stock options, which we have granted in the past, performance stock awards that are tied to long-term (three-year) corporate performance and are contingent upon Dana’s achievement of a cumulative absolute earnings per share performance goal and a relative return on invested capital performance goal comparing Dana’s performance to that of the peer group companies. We will also continue to grant restricted stock in 2004 under the 1999 Restricted Stock Plan.

      We believe these incentives, which are consistent with our long-standing philosophy of tying executives’ total compensation to shareholder value, will continue to drive significant financial and operating improvement for the company.

Submitted by,

Richard B. Priory, Chairman
A. Charles Baillie
Eric Clark*
Glen H. Hiner

*	Since January 1, 2004, due to health reasons, Mr. Clark has not participated as a member of the Compensation Committee and he has not reviewed this Report.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information about compensation for services rendered to Dana and our subsidiaries which was awarded to, earned by, or paid to Mr. Magliochetti, our Chief Executive Officer until his death on September 22, 2003; Mr. Carroll, our Acting President and Chief Operating Officer following Mr. Magliochetti’s death; and the four other most highly compensated persons serving as executive officers of Dana at the end of 2003.

					Long-Term
					Compensation
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options/	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	SARs(#)(4)	($)(5)

Joseph M. Magliochetti	2003	$767,917	$655,000	$80,342	$165,996	250,000	$3,158
Chief Executive Officer,	2002	935,000	430,000	68,346	0	250,000	3,158
President and	2001	935,000	0	79,727	1,019,400	250,000	3,218
Chief Operating Officer
William J. Carroll	2003	580,968	355,000	55,758	315,400	55,000	5,115
Acting President and	2002	536,500	245,500	55,836	0	55,000	5,115
Chief Operating Officer(6)	2001	520,000	0	59,759	509,700	55,000	4,395
Marvin A. Franklin, III	2003	520,000	290,000	76,723	0	55,000	3,158
President — Dana	2002	495,000	226,500	52,787	0	55,000	3,158
International and	2001	480,000	0	59,888	509,700	55,000	2,708
Global Initiatives
Robert C. Richter	2003	500,000	306,000	—	0	55,000	3,158
Chief Financial Officer	2002	480,000	263,600	—	0	55,000	3,158
	2001	451,667	0	48,723	509,700	55,000	2,708
Bernard N. Cole	2003	412,000	210,000	—	0	40,000	5,115
President — Heavy	2002	398,000	182,100	—	0	40,000	5,115
Vehicle Technologies &	2001	390,000	0	43,961	407,760	36,000	4,395
Systems Group
James M. Laisure	2003	388,000	210,000	—	0	40,000	4,515
President — Engine &	2002	380,000	166,300	—	0	40,000	4,768
Fluid Management Group	2001	315,000	0	—	679,600	36,000	4,395

(1)	We report annual bonuses in the years in which they are earned, regardless of whether they are paid in that year or the following year or payment is deferred under the Additional Compensation Plan or other incentive arrangements. The bonus shown in the table for Mr. Magliochetti for 2003 was paid to his estate following his death.

(2)	This column shows perquisites and personal benefits which exceeded the lesser of $50,000 or 10% of the individual’s salary and bonus for the year. Of the amounts reported in this column, the following exceeded 25% of the value of the total perquisites and benefits provided: for Mr. Magliochetti, professional services valued at $46,395 in 2003, $43,350 in 2002 and $54,182 in 2001 and aircraft valued at $21,309 in 2003; for Mr. Carroll, professional services valued at $22,546 in 2003, $30,329 in 2002 and $35,394 in 2001, and vehicles valued at $17,218 in 2003, $15,420 in 2002 and $15,754 in 2001; for Mr. Franklin, professional services valued at $36,377 in 2003, $29,172 in 2002 and $35,595 in 2001, aircraft valued at $21,338 in 2003, and vehicles valued at $15,441 in 2003; for Mr. Richter, professional services valued at $29,165 in 2001, and vehicles valued at $13,894 in 2001; and for Mr. Cole, professional services valued at $25,292 in 2001, and vehicles valued at $12,724 in 2001. Professional services included financial, tax, and estate planning services received by the executive officer. Of the amounts reported, the following represent insurance premiums (after tax gross-up) paid prior to the enactment of the Sarbanes-Oxley Act of 2002 on behalf of the named executive officers for life insurance coverages: for Mr. Magliochetti, $10,322 in 2002 and $9,485 in 2001; for Mr. Carroll, $4,342

in 2002 and $4,016 in 2001; for Mr. Franklin, $3,130 in 2002 and $2,933 in 2001; for Mr. Richter, $2,003 in 2001; and for Mr. Cole, $3,493 in 2001.

(3)	This column shows the value of restricted stock awards granted in years 2001 through 2003 under the 1999 Restricted Stock Plan. We calculated these values by multiplying the number of restricted shares granted by the difference between the closing price of our stock on the date of grant and the purchase price (if any) paid by the grantee.

At December 31, 2003, Mr. Carroll held 72,435 shares and units of restricted stock valued at $1,275,993; Mr. Franklin held 52,505 shares and units of restricted stock valued at $915,917; Mr. Richter held 42,457 shares and units of restricted stock valued at $742,066; Mr. Cole held 32,799 shares and units of restricted stock valued at $575,162; and Mr. Laisure held 55,825 shares and units of restricted stock valued at $972,669. At September 22, 2003, Mr. Magliochetti held 147,630 shares and units of restricted stock valued at $2,125,260. We calculated these values by multiplying the number of shares and units held by the difference between the closing price of our stock on the applicable dates and the purchase price (if any) paid by the grantee.

(4)	This column shows the number of shares of Dana stock underlying options granted under the Stock Incentive Plan. No stock appreciation rights (SARs) were granted to the named executive officers in the years 2001 through 2003.

(5)	This column shows contributions made by Dana under the Dana Corporation Savings and Investment Plan to match contributions by the individuals to their accounts. This Plan is a profit-sharing plan qualified under Code Sections 401(a) and 401(k).

(6)	Mr. Carroll, who retired as of March 1, 2004, was also President — Automotive Systems Group, 2001-2003.

Option Grants in Last Fiscal Year

      The following table shows stock options that were granted in fiscal year 2003 under the Stock Incentive Plan to the individuals named in the Summary Compensation Table. No SARs were granted to these individuals in 2003.

	Option Grants in 2003

	Number of	% of Total
	Securities	Options	Exercise or		Grant
	Underlying	Granted to	Base		Date
	Options	Employees	Price	Expiration	Present
Name	Granted (#)	in 2003	($/Share) (1)	Date (2)	Value($) (3)

Mr. Magliochetti(4)	250,000 shares	9.82%	$8.34	4/20/13	$867,500
Mr. Carroll	55,000 shares	2.16%	8.34	4/20/13	190,850
Mr. Franklin	55,000 shares	2.16%	8.34	4/20/13	190,850
Mr. Richter	55,000 shares	2.16%	8.34	4/20/13	190,850
Mr. Cole	40,000 shares	1.57%	8.34	4/20/13	138,800
Mr. Laisure	40,000 shares	1.57%	8.34	4/20/13	138,800

(1)	The exercise price (the price the holder must pay to purchase each share of Dana stock that is subject to an option) is equal to the “fair market value” (as defined in the Plan) of the stock on the date of grant of the option. All options shown were granted on April 21, 2003.

(2)	The options may be exercised from one to ten years after the date of grant as follows: 25% of the total options may be exercised after one year, 50% after two years, 75% after three years and 100% after four years. Subject to the foregoing ten-year limit, the options may be exercised for up to one year after the holder dies or becomes totally and permanently disabled and for up to five years following the holder’s retirement, but they terminate if the holder’s employment with Dana is terminated for any other reason. The exercise rights will be accelerated in the event of a “change in control” of Dana (as defined in the Plan).

(3)	We used a variant of the Black-Scholes option pricing model to determine the hypothetical grant date value for these options. In applying the model, we assumed a volatility of 43.46%, a 2.97% risk-free rate of return, a dividend yield at the date of grant of 0.48% and a 5.4-year option term. Our model did not assume any forfeitures prior to exercise, which could have reduced the reported grant date values. Since our model is assumption-based, it may not accurately determine the present value of the options. The true value of the options, when and if exercised, will depend on the actual market price of Dana stock on the date of exercise.

(4)	As provided in the Plan, the options granted to Mr. Magliochetti in 2003 vested in full on the date of his death and are exercisable by his estate for a period of one year thereafter.

Aggregated Option Exercises and Fiscal Year-End Values

      The following table shows the options exercised in 2003 by the individuals named in the Summary Compensation Table; the number of securities underlying their unexercised options as of December 31, 2003; and the value of their unexercised in-the-money options at December 31, 2003, except that information about Mr. Magliochetti is given as of September 22, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at 12/31/03 (#)		12/31/03 ($) (1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Magliochetti	-0-	$0	1,384,000	-0-	$1,907,500	$0
Mr. Carroll	-0-	0	240,500	137,500	41,525	675,125
Mr. Franklin	-0-	0	270,500	137,500	41,525	675,125
Mr. Richter	-0-	0	228,750	137,500	41,525	675,125
Mr. Cole	-0-	0	211,000	97,000	30,200	491,000
Mr. Laisure	-0-	0	140,500	97,000	30,200	491,000

(1)	We calculated the value of the unexercised in-the-money options by multiplying the number of underlying shares held by the difference between the closing price of our stock on December 31, 2003 ($18.35 per share) and the option exercise price, except that for Mr. Magliochetti we used the closing price of our stock on September 22, 2003 ($15.65 per share).

Employment Agreements

      Mr. Magliochetti had an employment agreement with Dana which provided that while he was employed by the company he would be paid, at a minimum, his annual base salary, which was $970,000 for 2003. He also had a related agreement with Dana which provided that, in the event of a dispute related to his employment agreement, Dana would have paid legal expenses he incurred to enforce the employment agreement. Both agreements terminated upon his death. Under his employment agreement, Mr. Magliochetti’s estate became eligible to receive the bonus that he was awarded for 2003 and his regular salary payments through the end of the month in which his death occurred.

      Mr. Carroll had an employment agreement with Dana which provided that while he was employed by the company he would be paid, at a minimum, an annual base salary of $620,000, and under which he agreed not to disclose any confidential information about Dana to others while employed by the company or thereafter. Arrangements under this agreement with respect to Mr. Carroll’s retirement from the company on March 1, 2004, have not been finalized.

Change of Control Agreements

      Messrs. Burns, Franklin, Richter, Cole and Laisure and four other individuals have agreements which become operative upon a change of control of Dana (as defined in the agreements) if the executive is then in the employ of Dana. If these agreements become operative, each individual will continue to receive for a period of three years not less than the total compensation in effect at the time the agreement became operative and will continue to participate in Dana’s executive incentive plans with at least the same reward opportunities, and with perquisites, fringe benefits and service credits for benefits at least equal to those that were provided prior to the date the agreement became operative.

      Under the agreements, the executives agree not to disclose any confidential information about Dana to others while employed by the company or thereafter and not to engage in competition with Dana for three years following their termination of employment, or for one year following such termination if the employment is terminated by Dana without “cause” or by the executive for “good reason” (both as defined in the agreements) following a change of control of the company.

      If any of these executives is terminated by Dana without cause or terminates his employment for good reason after a change of control, he will be entitled to receive a lump sum payment equal to the lesser of the amount which is equal to three years of his compensation or the amount of compensation which would be received by such executive before he reaches the age of 65. For the purpose of calculating the lump sum payment, compensation means (i) the executive’s base salary plus (ii) the greater of his highest annual bonus over the three preceding years or his target annual bonus as of his date of termination. Additionally, the executive will be entitled to continue his participation under Dana’s employee benefit plans and programs for a period of three years, unless benefit coverage is provided by another employer, and will be entitled to certain outplacement benefits.

      Under the agreements, if an excise tax is imposed under Section 4999 of the Code on payments received by the executive due to a change of control of Dana, Dana will generally pay him an amount that will net him the amount he would have received if the excise tax had not been imposed. However, if the change of control payments do not exceed 110% of the highest amount that would not trigger the excise tax under Code regulations, the amount of such payments will be reduced to the amount necessary to avoid the imposition of the excise tax entirely.

      Mr. Carroll had a change of control agreement similar to those described above, which terminated upon his retirement from the company on March 1, 2004.

Pension Benefits

      Under Mr. Magliochetti’s employment agreement, if he had retired from Dana, he would have received a lifetime monthly pension calculated at 59.33% of his highest average monthly compensation (as defined in his agreement) reduced by benefits payable to him by Dana under the Dana pension plans, pension or disability benefits payable to him by other organizations, and 50% of the primary Social Security benefit. The agreement also provided for a pre-retirement death benefit. In lieu of receiving this benefit in the form of a monthly pension, he could have elected to receive the distribution of the benefit in any form permitted under the Dana Corporation Retirement Plan. Mr. Magliochetti’s spouse, as his beneficiary, elected to receive distribution of his pension benefits in the form of a lump sum payment. The aggregate sum of $11,303,863 was distributed to Mr. Magliochetti’s spouse in 2004 as payment for pension benefits due to him under his employment agreement and Dana’s non-qualified pension plans and $891,066 was paid to her under the Dana Corporation Retirement Plan.

      Pension benefits for the other individuals in the Summary Compensation Table are determined under the Dana pension plans described below. The estimated monthly annuity benefits payable, starting at age 65, as accrued through December 31, 2003, in the aggregate under these plans are $33,083 for Mr. Carroll, $25,472 for Mr. Franklin, $23,503 for Mr. Richter, $25,945 for Mr. Cole and $15,741 for Mr. Laisure.

      Dana Corporation Retirement Plan. This Plan, which we also refer to as the CashPlus Plan, is a cash balance plan (a type of non-contributory defined benefit pension plan in which participants’ benefits are expressed as individual accounts). Benefits are computed as follows. During each year of participation in the plan, a participant earns a service credit equal to a specified percentage of his or her “earnings” (as defined in the Plan) up to one-quarter of the Social Security taxable wage base, plus a specified percent-

age of his or her earnings above one-quarter of the taxable wage base. The percentages increase with the length of Dana service. A participant with 30 or more years of service receives the maximum credit (6.4% of earnings up to one-quarter of the taxable wage base, plus 12.8% of earnings over one-quarter of the taxable wage base).

      A participant employed by Dana on July 1, 1988 (when this plan was converted to a cash balance plan) also earns a transition benefit designed to provide that his or her retirement benefit under the current plan will be comparable to the benefit he or she would have received under the predecessor plan. A participant earns this transition benefit ratably over the period from July 1, 1988, to his or her 62nd birthday, except that in the event of a change in control of Dana, the participant will be entitled to the entire transition benefit. The accumulated service credits and the transition benefit are credited with interest annually, in an amount (generally, not less than 5%) established by the Board. A participant employed by Dana on July 1, 1988, who was eligible to retire on July 1, 1993, but who elects to retire after that date, will receive the greater of the benefit provided by the current plan or a benefit comparable to the benefit provided under the predecessor plan (determined as of July 1, 1993) with interest credits. The normal retirement age under the plan is 65.

      Excess Benefits Plan. U.S. federal tax law imposes maximum payment limitations on tax qualified plans. Dana has adopted an Excess Benefits Plan which covers all employees eligible to receive retirement benefits under a funded Dana tax-qualified defined benefit plan. Under this plan, Dana will pay from its general funds any amounts that exceed the federal limitations and any amounts that are not paid under the Retirement Plan due to earnings being reduced by deferred bonus payments.

      Supplemental Benefits Plan. Dana has also adopted a Supplemental Benefits Plan that covers certain U.S.-based senior management (including Messrs. Carroll, Franklin, Richter, Cole and Laisure). Under this Plan, a participant is entitled to receive the difference between the aggregate benefits that he or she will receive under the Retirement Plan and the Excess Benefits Plan and a percentage of the benefit that he or she would have been entitled to receive under the predecessor plan to the Retirement Plan in effect prior to July 1, 1988, if he or she retires before the end of 2009. That percentage is 80% in the event of retirement before the end of 2004 and 70% in the event of retirement in the years 2005-2009. The predecessor plan formula is based on 1.6% of final monthly earnings, as defined below, for each year of credited service, less 20% of 80% of a participant’s Social Security benefit for each year of accredited service up to 25 years.

      Benefits payable under the predecessor plan are based on the participant’s credited service and “final monthly earnings,” which for Messrs. Carroll, Franklin, Richter, Cole and Laisure is defined as base salary (before reduction for salary deferrals under the Dana Corporation Savings and Investment Plan), plus bonuses paid (or that would have been paid, but for a deferral arrangement) during the five highest consecutive years of their last 10 years of employment prior to retirement, divided by 60. The types of compensation that are reported in the Summary Compensation Table under “Salary” and “Bonus” will be used to calculate the retirement benefits payable to these individuals under the predecessor plan.

      The Supplemental Benefits Plan provides for a pre-retirement death benefit. In addition, the maximum level of bonus award that is includable under this plan, as well as under the Retirement Plan and the Excess Benefits Plan, is 125% of base salary. In the event of a change of control of Dana, a participant will receive a lump-sum payment of all benefits previously accrued under the Excess Benefits and Supplemental Benefits Plans and will be entitled to continue to accrue benefits thereunder.

Compensation and Pension Arrangements

for Our New CEO and President

      Mr. Burns has an employment agreement with Dana pursuant to which he became our Chief Executive Officer and President on March 1, 2004. The agreement will continue in effect until it is terminated due to his death or disability, by Dana with or without “cause,” or by Mr. Burns with or without “good reason” (as such terms are defined in the agreement). The agreement provides that Mr. Burns is entitled to a minimum annual base salary of $950,000, which will be automatically raised to $1,000,000 if he is elected as Chairman of our Board.

      During his period of employment, Mr. Burns is entitled to participate in the Additional Compensation Plan and Dana’s various employee benefit plans (other than those plans which are no longer open to new participants and Dana’s non-qualified retirement plans). His target annual bonus for 2004 under the Additional Compensation Plan is 100% of his annual base salary and his maximum annual bonus will be 200% of his annual base salary.

      Under his employment agreement, on March 1, 2004, Mr. Burns received long-term equity grants under the Stock Incentive Plan, including replacement grants designed to make up for unvested compensation from his prior employer that he forfeited to accept the positions with Dana. The long-term equity grants consist of (i) an aggregate of 510,000 stock options with an exercise price equal to $21.82 per share (the “fair market value” of a share of Dana stock on the date of grant), which vest at the rate of 25% per year over a four year period; (ii) 36,865 performance shares, of which 0% to 200% can be earned at the end of a three-year performance period to the extent specified levels of corporate performance are met; and (iii) an aggregate of 165,687 restricted stock units, of which 24,577 will vest in full on the fifth anniversary of the date of grant and the remaining 141,110 will vest in one-third increments on each anniversary of the date of grant, in each case if Mr. Burns remains employed on the applicable vesting date. The grant of 102,552 of the 141,110 restricted stock units is subject to shareholder approval of amendments to the Stock Incentive Plan which are discussed above in Proposal 4 in this Proxy Statement. Under his employment agreement, the portion of Mr. Burns’ equity grants representing replacement grants will vest in full if his employment is terminated due to his death or disability, by Dana without cause, or by Mr. Burns for good reason.

      Under his employment agreement, Mr. Burns also received a payment in the amount of $181,727 for compensation earned from his former employer as of December 31, 2003, but forfeited because of his termination of employment with such employer.

      For 2005, Mr. Burns will be entitled to long-term equity grants with a value equal to 400% of his base salary (50% in the form of stock options, 30% in the form of performance shares, and 20% in the form of restricted stock units).

      If Mr. Burns is terminated by Dana without cause or, if he terminates his employment for good reason, he will be entitled to any accrued and deferred salary, pro-rata bonus, vacation pay and benefits through the date of termination. Upon such a termination, and conditioned upon his signing a release of claims in favor of Dana, he will also be entitled to (i) monthly severance payments for a two-year period equal to 1/12 of the sum of his annual base salary and target bonus he was scheduled to receive during the year of termination; (ii) continuation of benefits for the two-year severance period; and (iii) service credit under the Dana’s benefit plans for such severance period.

      Under his employment agreement, Mr. Burns will receive a non-qualified supplemental retirement benefit equal to the vested amount credited to a notional account on his behalf. An initial credit of $5,900,000 was made to his account and additional annual service-based credits and interest credits will be made hereafter as if Mr. Burns were participating in the Dana Corporation Retirement Plan (the CashPlus Plan), without regard to certain legal limits on compensation and benefits that apply to that Plan. For the purpose of determining the annual service-based credit, Mr. Burns will be deemed to have completed 30 years of service with Dana. The balance credited to his account is subject to a five-year vesting requirement (with partial acceleration upon his termination of employment by Dana without cause, by Mr. Burns for good reason or due to his death or disability).

      Under his employment agreement, Mr. Burns agrees not to disclose any confidential information about Dana to others while employed by Dana or thereafter and not to engage in competition with Dana for two years following his termination of employment.

      Dana has entered into a change of control agreement with Mr. Burns which is substantially similar to those described above under the caption “Change of Control Agreements,” except that his change of control agreement incorporates, where appropriate, the benefits and payments provided to him under his employment agreement. The change of control agreement will govern the terms of Mr. Burns’ employment in the event of a change of control.

EQUITY COMPENSATION PLANS

      The following table contains information as of December 31, 2003, about shares of stock which may be issued under Dana’s equity compensation plans, all of which have been approved by our shareholders.

	Equity Compensation Plan Information

	Number of securities to be
	issued upon exercise of	Weighted average exercise	Number of securities
	outstanding options, warrants	price of outstanding options,	remaining available
Plan Category	and rights	warrants and rights	for future issuance

Equity compensation plans approved by security holders	17,943,019 (1)	$26.61 (2)	12,422,761 (3)

Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

Total	17,943,019	$26.61	12,422,761

(1)	This number includes securities subject to options and SARs outstanding at December 31, 2003, under the Stock Incentive Plan, the 1998 Directors’ Stock Option Plan and the Echlin Inc. 1992 Stock Option Plan. It also includes securities to be issued relating to an aggregate of 241,586 restricted stock units outstanding at that date under the 1989 and 1999 Restricted Stock Plans. The number does not include 487,813 units credited to participants’ Stock Accounts under the Additional Compensation Plan and 133,188 units credited to non-management directors’ Stock Accounts under the Director Deferred Fee Plan as of that date, which units may ultimately be distributed the form of cash and/or stock according to the terms of these Plans.

(2)	In calculating the weighted average exercise price in this column, we have excluded the 241,586 restricted stock units referred to in Note 1, since they have no exercise price.

(3)	The number of shares of Dana stock available for future issuance at December 31, 2003, consists of 316,649 shares under the Additional Compensation Plan; 247,587 shares under the Director Deferred Fee Plan; 34,000 shares under the 1998 Directors’ Stock Option Plan; 468,177 shares under the 1989 Restricted Stock Plan (as dividend equivalents to be credited on outstanding grants); 851,123 shares under the 1999 Restricted Stock Plan; and 6,005,225 shares under the Stock Incentive Plan. This number also includes 4,500,000 shares that may be issued under the Employees’ Stock Purchase Plan for sale to the Plan Custodian.

OTHER TRANSACTIONS

      As of April 28, 2003, Dana director Fernando Senderos and other members of his family owned (beneficially or of record) 61.24% of the Series A common stock of DESC, S.A. de C.V. (DESC), 0.35% of the Series B common stock of DESC and 1.80% of the Series C common stock of DESC. DESC Automotriz S.A. de C.V. (DESC Automotriz, formerly Unik, S.A. de C.V.), is a wholly-owned subsidiary of DESC and owns 51% of Spicer S.A. de C.V. (Spicer S.A.). Dana owns the remaining 49% of Spicer S.A. DESC Automotriz manages DESC’s auto parts business. Mr. Senderos is Chairman of the Board of DESC. Spicer S.A. manufactures automotive components primarily under licenses from Dana utilizing Dana’s trademarks and using technology developed by Dana. In addition, Spicer S.A. and its subsidiaries buy products from and sell products to Dana in the ordinary course of business. In 2003, total sales from Spicer S.A. to Dana were approximately US $100,467,970, while total purchases by Spicer S.A. from Dana were approximately US $19,844,600. All transactions between Dana and Spicer S.A. were done on an arm’s length basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our stock to file initial stock ownership reports and reports of changes in ownership with the SEC. Under SEC rules, Dana must be furnished with copies of these reports. Based on a review of these filings and representations made to us, we have determined that, as a result of an administrative error, Mr. Magliochetti was late in filing a report on Form 4 in 2003 to report the grant of 15,900 shares of restricted stock on February 11, 2003.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following graph shows the yearly change in cumulative total shareholder return on Dana stock (assuming a $100 investment on December 31, 1998, and quarterly reinvestment of dividends during the period) compared to the cumulative total return on the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Auto Parts & Equipment Index for the past five fiscal years.

	12/98	12/99	12/00	12/01	12/02	12/03

Dana Corporation	$100	$76	$41	$39	$33	$52

S&P 500	100	121	110	97	76	97

S&P 500 Auto Parts & Equipment	100	79	60	73	65	94

(Returns are rounded to the nearest dollar in the above table.)

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

      In accordance with a notice sent to shareholders who share a single address, we are sending only one Annual Report and one Notice of Meeting and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

      Shareholders residing at such an address who wish to receive separate copies of the Annual Report or Notice of Meeting and Proxy Statement in the future and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, may contact our Director of Investor Relations by telephone at 419-535-4635 or by mail at Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697 to request a change.

By Order of the Board of Directors,

Michael L. DeBacker
Secretary

March 12, 2004

Exhibit A

DANA CORPORATION ADDITIONAL COMPENSATION PLAN,

AS AMENDED AND RESTATED

      1.     Purpose of the Plan. The Dana Corporation Additional Compensation Plan, as amended and restated, is designed to increase the earnings of the Corporation by providing additional incentive for selected employees in managerial or other key positions, who, individually or as members of a group, contribute in a substantial degree to the success of the Corporation, and who are in a position to have a direct and significant impact on the growth and success of the Corporation. The purpose of the Plan is also to enable the Corporation to attract and retain such key employees.

      2.     Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the power to interpret the Plan and to decide any and all matters arising hereunder, including but not limited to the right to remedy possible ambiguities, inconsistencies or omissions by general rule or particular decision. In addition, any interpretations and decisions made by the Committee shall be final, conclusive and binding upon persons who have or who claim to have any interest in or under the Plan. The Committee shall have the exclusive power to select the employees to be granted awards under this Plan, to determine the amount of any such award granted to each employee selected, and to determine the time, or times, and conditions subject to which any awards may become payable, including prorated awards for service which commences subsequent to or terminates prior to the end of any one-year performance period. The Committee from time to time may adopt, amend, modify, suspend or terminate rules, regulations, policies and practices in connection with its administration of the Plan.

      3.     Certain Definitions. The following terms shall have the meanings set forth below:

A. “Accounts” shall mean a participant’s Stock Account and Interest Equivalent Account.

B. “Board” shall mean the Board of Directors of the Corporation.

C. “Change in Control of the Corporation” shall mean the first to occur of any of the following events:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 8, 2003, constitute the Board of Directors of the Corporation (the “Incumbent Board”) and any new director whose appointment or election by the Board of Directors of the Corporation or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on December 8, 2003 or whose appointment, election or nomination for election was previously so approved or recommended. For purposes of the preceding sentence, any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation, shall not be treated as a member of the Incumbent Board; or

(iii) there is consummated a merger, reorganization, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any direct or indirect subsidiary of the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each a “Business Combination”), in each case unless, immediately following such

Business Combination, (A) the voting securities of the Corporation outstanding immediately prior to such Business Combination (the “Prior Voting Securities”) continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of the Business Combination or any parent thereof) at least 50% of the combined voting power of the securities of the Corporation or such surviving entity or parent thereof outstanding immediately after such Business Combination, (B) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation or the surviving entity of the Business Combination or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the securities of the Corporation or surviving entity of the Business Combination or the parent thereof, except to the extent that such ownership existed immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Corporation or the surviving entity of the Business Combination or any parent thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, any disposition of all or substantially all of the assets of the Corporation pursuant to a spinoff, splitup or similar transaction (a “Spinoff”) shall not be treated as a Change in Control of the Corporation if, immediately following the Spinoff, holders of the Prior Voting Securities immediately prior to the Spinoff continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Prior Voting Securities; provided, that if another Business Combination involving the Corporation occurs in connection with or following a Spinoff, such Business Combination shall be analyzed separately for purposes of determining whether a Change in Control of the Corporation has occurred.

“Affiliate” shall mean a corporation or entity which is not a Subsidiary and which directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. For the purposes of this definition, the terms “control,” “controls” and “controlled” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

“Subsidiary” shall mean a corporation or other entity, of which 50% or more of the voting securities or other equity interests is owned directly, or indirectly through one or more intermediaries, by the Corporation.

D. “Code” shall mean the Internal Revenue Code of 1986, as amended.

E. “Committee” shall mean the Compensation Committee (or a subcommittee thereof) of the Board, all of whose members shall be “outside directors” within the contemplation of Section 162(m)(4)(C)(i) of the Code.

F. “Corporation” shall mean Dana Corporation.

G. “Plan” shall mean the Dana Corporation Additional Compensation Plan, as amended from time to time.

H. “Retirement” shall mean the retirement of a participant pursuant to the terms of the Dana Corporation Retirement Plan or any successor tax-qualified retirement plan of the Corporation in which the participant participates.

I. “Stock” shall mean the common stock, par value $1 per share, of the Corporation.

J. “Unit” shall mean a bookkeeping unit equivalent to one share of Stock on any given date having the value established pursuant to the provisions of Section 6.

K. “Year” shall mean the fiscal year of the Corporation.

      4. Participation. The Committee shall, not later than the 90th day of each Year, approve a list of key employees of the Corporation, its subsidiaries and its affiliates, who may participate in the additional compensation provided under the Plan for such Year. This list shall be known as the Corporate Award List. In addition, the Committee shall place each participant on the Corporate Award List into one of the following categories: Short-Term Award Corporate Group (which may be further divided into an A Group and a B Group), Short-Term Award General Managers Group, or Special Situation Awards. These designations shall be made at the Committee’s sole discretion, based on its determination of which individuals are in the best position to fulfill the growth and profitability objectives of the Corporation. Individuals selected for the Corporate Award List shall be notified of their eligibility and their category designation.

      Upon the occurrence of a Change in Control of the Corporation, all eligible participants who are named on the Corporate Award List as of the date of the Change in Control of the Corporation and who are employed by the Corporation or one of its subsidiaries as of such date shall be entitled to receive a lump sum annual bonus payment as soon as practicable following the Change in Control of the Corporation equal to the product of (i) the greater of (x) the eligible participant’s award level for the Year as established by the Committee pursuant to Section 5A. of the Plan and (y) the eligible participant’s Short-Term Award calculated based on actual performance through the date of the Change in Control of the Corporation (with performance targets pro-rated for such period) and (ii) a fraction, the numerator of which is the number of days in the Year prior to the date of the Change in Control of the Corporation and the denominator of which is 365.

      During the portion of any Year in which a Change in Control of the Corporation occurs that follows the date of such Change in Control of the Corporation, eligible participants who are named on the Corporate Award List as of the date of the Change in Control of the Corporation and who continue to be employed by the Company or its subsidiaries shall be entitled to award levels, performance targets and bonus opportunities which would provide them for the Year in which the Change in Control of the Corporation occurs with aggregate award levels and performance targets that are no less favorable than those initially in effect for the Year in which the Change in Control of the Corporation occurs (taking into account the payment made under the immediately preceding paragraph).

      5. Short-Term and Special Situation Awards.

A. Types of Awards. The amounts of awards to eligible participants shall be determined by the Committee acting in its sole discretion. The Committee shall have the discretion to make two types of awards to eligible participants under the Plan.

(i) Short-Term Awards. Short-Term Awards shall be based on the achievement by the Corporation or its operating units of short-term business performance goals established by the Committee for this purpose with respect to a particular Year. The Committee shall have the discretion to establish different performance goals and target performance levels for the Corporate Group, for the A and B Groups within the Corporate Group, and for the General Managers Group. The performance goals may be based upon the attainment of specified levels of perform-

ance by the Corporation or its operating units under one or more of the business criteria described in Section 5C on an absolute basis or relative to the performance of other corporations.

The Committee shall also have the discretion to provide that a portion of the Short-Term Award be based upon individual performance goals that are, for any Covered Employee (as defined in Section 5C), established by the Committee, and for other participants on the Corporate Award List, either established by the Committee or mutually established by the participant and his supervisor. The Committee shall have the discretion to utilize more than one business criteria in a particular Year and to base Short-Term Awards on the maintenance of, attainment of, growth in or limitation of loss in any particular business criteria.

(ii) Special Situation Awards. The Committee shall also have the authority to make Special Situation Awards of additional compensation, in recognition of special or unusual circumstances. Special Situation Awards shall be granted to such persons, in such amounts, and based on such performance goals and business criteria as the Committee, in its sole discretion, may determine.

B. General Provisions. The Committee may also establish for each Short-Term and Special Situation Award, a target performance level at which a designated award would be earned and a range within which greater and lesser percentages of the award would be earned (including a maximum and minimum percentage, which need not be the same for the Short-Term and Special Situation Awards or for the Corporate Group, for the A and B Groups within the Corporate Group, or for the General Managers Group).

The performance objectives and target performance levels or ranges for the respective Short-Term and Special Situation Awards under the Plan shall be contained in the minutes of the Committee.

Subject to the limitations of the Section 5C, the Committee shall have the sole discretion to increase or decrease an individual participant’s Short-Term or Special Situation Award by a maximum of 20% of the award, in its consideration of individual performance.

Short-Term and Special Situation Awards shall be payable in accordance with Section 6, subject to any deferral elections made by participants in accordance with Section 6.

To the extent not inconsistent with the requirements of Section 162(m) of the Code, the Committee may adjust, modify or amend the above business criteria, either in establishing any performance goal or in determining the extent to which any performance goal has been achieved. Without limiting the generality of the foregoing, the Committee shall have the authority to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Corporation or its operating units, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the profitability of the Corporation or its operating units, as applicable, and to otherwise satisfy the objectives of this Plan.

C. Special Provisions for Covered Employees. Notwithstanding anything to the contrary contained in this Section 5, (i) the performance goals (including any individual performance goals) in respect of an award granted pursuant to this Section 5 to any person on the Corporate Award List who the Committee reasonably believes is likely to be a “covered employee” within the meaning of Section 162(m)(3) of the Code for the particular year (“Covered Employee”), shall be based on one or more of the following business criteria, selected by the Committee (in each case, when applicable, as determined in accordance with U.S. generally accepted accounting principles, except to the extent that the Committee, in its discretion, determines otherwise at the time it establishes the performance goals for the Year): earnings per share; stock price appreciation; net income; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenues; market share; cost reduction goals; return on equity; return on invested capital; return on assets; total share return; return on sales; gross margin; operating income; cash flow; debt reduction; working capital; new product launches; completion of joint ventures, divestitures, acquisitions or other corporate transac-

tions; new business or expansion of customers or clients; productivity improvement; asset utilization; disclosure controls and procedures; and internal controls over financial reporting; (ii) in no event shall payment in respect of an award or awards be made to a Covered Employee in an amount that exceeds $3,000,000 for any Year; (iii) no award shall be paid to a Covered Employee prior to the certification in writing by the Committee to the Board that the performance goals established with respect to the award and any other material terms of the award have been satisfied; and (iv) no discretionary upward adjustment or Special Situation Award shall be made with respect to a Covered Employee.

      6. Establishment of Deferred Compensation Accounts. Each participant may elect to defer any portion (or all) of a Short-Term Award or Special Situation Award that he is entitled to receive by filing a written election with the Corporation prior to January 1 of each Year with respect to which deferrals are to be made. This deferral election shall be irrevocable, unless the participant experiences a Severe Financial Emergency, as described in Section 13, and the Committee, in its sole discretion, approves a change in the participant’s deferral election. If the participant fails to make a timely election, the award earned by the participant shall be paid in cash without deferral.

      At the time a participant elects to defer such awards, he shall also designate whether such deferred awards are to be credited to a Stock Account (as described in Section 6A), to an Interest Equivalent Account (as described in Section 6B), or to a combination of both Accounts. An election to have deferred awards credited to a Stock Account and/or to an Interest Equivalent Account for the initial Year for which an election is made shall continue in effect for subsequent deferrals, until modified by a subsequent written election received by the Corporation on or before January 1 of the Year with respect to which such subsequent deferral is to be made.

A. Stock Account. The Corporation shall establish a Stock Account on its books for each participant who elects to have all or a portion of his deferred award credited to such Stock Account. There shall be credited to such participant’s Stock Account a number of Units equal to the maximum number of whole shares of Stock which could have been purchased with the amount of the award so deferred, assuming a purchase price per share equal to the average of the last reported daily sales prices for shares of such Stock on the NYSE Composite Transactions on each trading day during the preceding month of January. Any portion of such deferred award which is not credited to the Stock Account of any participant as whole Units shall be accrued as a dollar balance in such Account. Any accrued dollar balance in a participant’s Stock Account (including cash credited by reason of the payment of cash dividends as described in the next paragraph) shall be converted as of March 15, June 15, September 15 and December 15 into a number of Units equal to the maximum number of whole shares of Stock which could be purchased with such accumulated balance, and the dollar amount then credited to such Account shall be appropriately reduced. For purposes of the preceding sentence, shares of Stock shall have a value equal to the average of the last reported daily sales prices for shares of such Stock on the NYSE Composite Transactions on each trading day during the calendar month preceding the month in which the conversion is made.

When cash dividends are declared and paid with respect to the Stock, the Stock Account of each participant shall be credited as of the dividend payment date with an amount equal to the cash which would have been paid if each Unit in such Account, as of the dividend record date, had been one share of Stock outstanding on such date.

If the Corporation increases or decreases the number of shares of its outstanding Stock as a result of a stock dividend, stock split or stock combination, or if, as a result of any other event or transaction, the Committee determines that it is equitable to do so, a corresponding proportionate adjustment shall be made in the number of Units then credited to each participant’s Stock Account.

In the event of a distribution of, or with respect to, the Stock payable in securities (of the Corporation or of any other issuer) or in property other than securities (which may consist partly of cash), or a reclassification of or recapitalization affecting the Stock, then, on the effective date of such distribution, reclassification or recapitalization, the Units then credited to the Stock Account of each participant shall be changed into a number of Units equal to the number of whole shares of Stock, if any, which would have resulted from such distribution, reclassification or recapitalization, and the dollar amount then credited to such Stock Account shall be increased by the value, if any, computed as provided below, of any securities and/or other property and/or cash which would have been distributed or paid, as if each Unit in such Account, as of such effective date or any applicable record date relating thereto, had been one share of Stock. The value of the securities and/or other property, for purposes of the foregoing, shall be determined as of the effective date of such distribution, reclassification or recapitalization on the basis of the reported sale prices or bid and asked prices of any such securities for which a trading market (on a current or when-issued or when-distributed basis) exists, or on any other basis reasonably adopted by the Committee with respect to any other such securities and/or property, in each case as determined in good faith by the Committee.

Each participant may convert, in any percentage increment or dollar amount, any and all of the Units credited to his Stock Account into an equivalent dollar balance in his Interest Equivalent Account. These election(s) can be made at any time within the five-year period following the participant’s Retirement or termination of service, and shall be effective on the day the election is received by the Corporation. Any election made under this paragraph shall be given in writing to the Chief Financial Officer of the Corporation. For valuation purposes, each Unit so converted shall have a deemed value equal to the average of the last reported daily sales prices for shares of the Corporation’s Stock on the NYSE Composite Transactions on each trading day during the last full calendar month preceding the effective date of conversion, and the Units credited to such Stock Account shall be reduced by the number of Units so converted.

In the event a participant dies prior to the latest date on which he could have made an election to convert Units into Interest Equivalent amounts, as provided above, without having made such an election, his designated beneficiary or estate, as the case may be, shall be permitted to make one election within the same period during which the election would have been available to the participant had he lived. Units which the designated beneficiary or estate elect to convert shall be valued according to the formula described in this Section 6A.

B. Interest Equivalent Account. The Corporation shall establish an Interest Equivalent Account on its books for each participant who elects to have all or a portion of his deferred award (or his Units pursuant to Section 6A) credited to such Interest Equivalent Account. Notwithstanding anything else in this Section 6B to the contrary, a participant may elect to credit up to 100% of the amount of any deferred award to his Interest Equivalent Account, provided that the participant has met or exceeded his Stock ownership target, if any, as established by the Committee. If the participant has not met his Stock ownership target, the participant may only elect to credit up to 50% of the amount of his deferred award to an Interest Equivalent Account.

Any accrued dollar balance in such Account shall be credited four times each Year, effective March 31, June 30, September 30 and December 31, with amounts equivalent to interest. Amounts credited to a participant’s Interest Equivalent Account, including amounts equivalent to interest, shall continue to accrue amounts equivalent to interest until distributed in accordance with Section 7. The rate of interest credited to funds allocated to a participant’s Interest Equivalent Account during any given Year shall be the quoted and published interest rate for prime commercial loans by JP Morgan Chase Bank, or its successor, on the last business day of the immediately preceding Year.

C. Cash Payment. That portion, if any, of the amounts of any Short-Term Award or Special Situation Award that a participant has elected not to defer under Section 6A or 6B, shall be paid to the participant in cash on or before February 28 of the Year following the Year in respect of which such awards are made.

      In the event of a Change in Control of the Corporation, the value of each participant’s Stock Account shall be deemed to be equal to the dollar amount then credited to that Account, plus the value of the Units therein as provided below, and the value of his Interest Equivalent Account shall be deemed to be equal to the dollar amount then credited to that Account. For purposes of the foregoing, the value of the Units credited to a participant’s Stock Account shall be deemed to be the higher of (a) the average of the reported closing prices of the Stock, as reported on the NYSE Composite Transactions, for the last trading day prior to the effective date of such Change in Control of the Corporation, and for the last trading day of each of the two preceding thirty-day periods, and (b) an amount equal to the highest per share consideration paid for the Stock acquired in the transaction constituting the Change in Control of the Corporation. Anything in this Section 6 or elsewhere in this Plan to the contrary notwithstanding, in the event of a Change in Control of the Corporation, there shall promptly be paid to each participant, who had deferred awards under the Plan, a lump sum cash amount equal to the full balance then standing to his credit in his Stock Account and in his Interest Equivalent Account. For purposes of the prior sentence, the value of each participant’s Stock Account and Interest Equivalent Account shall be determined in the manner set forth above in this paragraph.

      No interest in any undistributed Stock Account or Interest Equivalent Account amount shall be transferable or assignable by any participant, and any purported transfer or assignment of any such interest, and any purported garnishment or attachment, lien on or pledge of any such interest, made or created by any participant, shall be void and of no force or effect as against the Corporation. Any payment due under this Plan shall not in any manner be subject to the debts or liabilities of any participant or beneficiary. Units credited to Stock Accounts are equivalent to shares of the Stock for bookkeeping purposes only, and have no voting rights, and shall not be converted to, or considered to be, actual shares of Stock for any reason.

      No person shall, by virtue of his participation in this Plan, have or acquire any interest whatsoever in any property or assets of the Corporation or in any share of Stock, or have or acquire any rights whatsoever as a shareholder of the Corporation. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Corporation for payment of any distributions hereunder. The right of a participant (or his designated beneficiary or estate) to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation, and neither the participant nor his beneficiary or estate shall have any rights in or against any specific assets of the Corporation.

      Upon a participant’s death, termination of employment, or Retirement, amounts held in his Accounts shall be distributed in accordance with the provisions of Section 7.

      7. Distributions to Participants. Effective January 1, 2004, under procedures prescribed by the Committee, a participant shall elect to receive payments of any deferred awards pursuant to a distribution schedule specifying: (i) that distributions be made to the participant out of his Accounts in a specified number of annual installments (not exceeding 15), with the first distribution to be made either (a) in the month following Retirement or termination of employment (other than by reason of death or voluntary termination of employment prior to Retirement, which in each case shall be treated in accordance with the provisions of the third and fourth paragraphs of this Section 7) or (b) in January of the first, second or third year following Retirement or such termination of employment (all subsequent distributions shall be made in January), and (ii) the proportion which each such installment shall bear to the dollar amount or Units credited to his Accounts at the time of distribution of such installment (subject to adjustment to the next higher whole Unit in the case of distributions from the Stock Account). Short-Term and Special Situation Awards which are made to participants after their Retirement or such termination of employment shall be paid in an immediate cash lump sum.

      Except as otherwise provided in this Plan, each distribution in respect of a participant’s Accounts shall be made, in whole or in part, at the election of the participant, in shares of Stock, in cash, or in a combination of Stock and cash. Subject to the last sentence of this paragraph, to the extent that payment is to be made in Stock, the number of shares of such Stock to be distributed in respect of the participant’s Interest Equivalent Account shall equal the maximum number of whole shares of Stock which could have been purchased with the Interest Equivalent Account amount being distributed, assuming a purchase price per share of Stock equal to the average of the last reported daily sales prices for shares of such Stock on the NYSE Composite Transactions on each trading day during the calendar month preceding the month of making such payment. Any distribution in respect of Units from a participant’s Stock Account shall be made on the basis of one share of Stock for each Unit being distributed. Any dollar balance in a participant’s Stock Account at the time of each distribution shall be carried forward until the final distribution. In the event that a participant has not filed a distribution election as of the time of distribution or the Committee determines in its discretion that a participant’s election is invalid for any reason, the distribution of the participant’s Stock Account and Interest Equivalent Account shall be made solely in cash. The value of each Unit in respect of which a distribution is made shall be determined in accordance with this Section 7.

      In the event that a participant’s employment with the Corporation is either voluntarily or involuntarily terminated prior to Retirement, the entire balance credited to his Accounts shall be distributed to the participant or his designated beneficiary in an immediate cash lump sum. The value of each Unit in respect of which a distribution is made shall be determined in accordance with this Section 7.

      In the event of the death of a participant either during his employment with the Corporation or after Retirement, the amount then credited to his Accounts shall be paid in an immediate cash lump sum to the participant’s designated beneficiary, or to the participant’s estate in the event that the designated beneficiary fails to survive the participant or there is no designated beneficiary.

      If any distribution in respect of a participant’s Accounts is to be made in cash, the value of each Unit being distributed from his Stock Account shall be assumed, for purposes of such distribution, to be equal to the average of the last reported daily sales prices for shares of the Stock on the NYSE Composite Transactions on each trading day during the calendar month preceding the month of making such distribution. A cash distribution may also be made from a participant’s Interest Equivalent Account, in which case a corresponding reduction in the balance of that Account shall be made.

      If any distribution is made in shares of Stock, the Corporation shall take all necessary action to comply with or secure an exemption from the registration requirements of the Securities Act of 1933, and the listing requirements of the New York Stock Exchange and any other securities exchange on which the Stock may then be listed; provided that the Corporation may (i) delay the making of any such distribution in shares of its Stock for such period as it may deem necessary or advisable to effect compliance with the requirements above referred to, and (ii) require, as a condition precedent to the delivery of the certificate(s) representing such shares, that any recipient thereof execute and deliver such representations, agreements and/or covenants in favor of the Corporation with respect to the holding and/or disposition of such shares, and such consent to the mechanics for enforcement of such representations, agreements and/or covenants, as the Committee may deem necessary or advisable in order to comply with or obtain exemption from any of the requirements above referred to.

      All distributions under the Plan shall be made to the participant, except that in the event of the death of a participant, distributions shall be made to such person or persons as the participant shall have designated by written notice to the Committee prior to his death. In the event the designated beneficiary fails to survive the participant, or if the participant fails to designate a beneficiary in writing, the Committee shall distribute the balance in the participant’s Accounts to the estate of such deceased participant.

      The Corporation shall have the right to deduct from any deferral to be made or any distribution to be paid under the Plan any federal, state or local income and employment taxes that it is required by law to withhold.

      Nothing contained in the Plan nor any action taken by the Corporation or by the Committee in connection with the Plan, shall confer upon any participant any right to continue in the employ of the Corporation or constitute any contract or agreement of employment or interfere in any way with the right of the Corporation to terminate or change the conditions of the participant’s employment.

      8.     Amendment and Termination. While it is contemplated that the additional compensation described in this Plan shall be provided each Year, the Board shall have the right at any time, and from time to time, to modify, amend, suspend or terminate the Plan; provided, however, that: (i) no such action on its part shall adversely alter the rights of the participants or their beneficiaries or estates without the consent of such participants, beneficiaries or estates as to any additional compensation earned or deferred prior to such modification, amendment, suspension or termination of the Plan; (ii) no amendment that requires the approval of the shareholders of the Corporation in order for the Plan to comply with Section 162(m) of the Code or other applicable law or applicable stock exchange requirements shall be effective unless approved by the requisite vote of the shareholders of the Corporation; and (iii) the Plan shall not be amended in anticipation of or in conjunction with the occurrence of a Change in Control of the Corporation or at any time following a Change in Control of the Corporation in any manner that would adversely affect the rights of eligible participants under the Plan.

      No amendment or termination of this Plan shall impair or diminish the obligations of the Company to any eligible participants or the rights of any eligible participants under the Plan under any notices or agreements previously issued pursuant to the Plan.

      9.     Information. Each person entitled to receive a payment under this Plan, whether a participant, a duly designated beneficiary of a participant, a participant’s estate or otherwise, shall provide the Committee with such information as it may from time to time deem necessary or in its best interests in administering the Plan. Any such person shall also furnish the Committee with such documents, evidence, data or other information as the Committee may from time to time deem necessary or advisable.

      10.     Governing Law. The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof.

      11.     Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

      12.     Distributions Upon IRS Determination. In the event that the Internal Revenue Service or a court determines that amounts deferred under the Plan are taxable to any participant prior to distribution of such amounts, whether due to the administration, operation or any provision of the Plan or otherwise, the Committee shall have the discretion to cause such taxable amounts to be distributed to such participant during the Year in which such amounts are taxable or during any Year thereafter.

      13.     Severe Financial Emergency. In the event that a participant incurs a Severe Financial Emergency (as defined below), upon the written request of the participant before distribution of the deferred amount commences, the participant’s deferral election specified in Section 6 may be revised by the Committee, in its sole discretion. For purposes of the Plan, a “Severe Financial Emergency” means an unforeseen and unanticipated financial emergency that meets the requirements for a hardship distribution under the terms of the Dana Corporation Savings and Investment Plan, as that plan may be amended from time to time.

      A Severe Financial Emergency shall be deemed to exist if a participant establishes, to the satisfaction of the Committee, that a change in his deferral election or distribution schedule is necessary in order to allow him to pay: (i) medical expenses arising from the sickness or disability of the participant, his spouse, or his dependent; (ii) expenses (down payment and closing costs only) for the purchase of a principal residence of the participant; (iii) tuition expenses for the next twelve (12) months of post-secondary education for the participant, his spouse, or his dependents; (iv) expenses to prevent eviction of the participant from his principal residence or foreclosure on the mortgage of the participant’s principal residence; or (v) any other immediate and substantial financial need determined by the Committee to impose an extreme financial hardship upon the participant.

      Any such request may be approved by the Committee, in its sole discretion, and the Committee may apply some, all, or none of the additional requirements that must be satisfied in order to receive a hardship distribution under the Dana Corporation Savings and Investment Plan. If the Committee determines to revise a participant’s existing deferral election hereunder, it may do so only to the extent necessary to relieve the Severe Financial Emergency.

      14.     Shares Authorized for Issuance Under the Plan. The total number of shares of Stock authorized for issuance under the Plan is 404,733 shares, as authorized by shareholders at the Corporation’s 2000 Annual Meeting. Such number of shares is subject to equitable adjustment in the event of a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, liquidation, combination or exchange of stock, or a similar event affecting the Stock. At such time as shares of Stock (but not cash) are distributed to or in respect of participants under the Plan, the number of shares available for future issuance shall be decreased accordingly.

      15.     Effective Date. The Dana Corporation Additional Compensation Plan, as amended and restated, shall be effective as of January 1, 2004, subject to approval by shareholders at the Corporation’s 2004 Annual Meeting. The rights of any individual who retired under a prior version of the Plan shall be governed by the terms of the Plan in effect at the time of such Retirement.

Exhibit B

DANA CORPORATION EMPLOYEES’ STOCK PURCHASE PLAN,

AS AMENDED AND RESTATED

      1.     Establishment, Restatement, and Purpose. Dana Corporation (the “Company”) established the Dana Corporation Employees’ Stock Purchase Plan (the “Plan”) effective as of January 1, 1970. The Company hereby amends and restates the Plan, effective as of January 1, 2004, subject to the approval of the Company’s shareholders at the annual meeting of shareholders to be held in April of 2004 or any adjournment thereof. The purpose of the Plan, which is sponsored by the Company, is to promote identity with the Company and to afford eligible employees of the Participating Companies (as defined in paragraph 17 hereof) and certain other employees as described in paragraph 3 below an opportunity (subject to the provisions of paragraphs 2, 6b, 16 and 19) to build equity and to participate in the success of their company through the purchase and long-term holding of shares of Common Stock of the Company.

      2.     Amendment and Administration of the Plan. The Board of Directors of the Company may make rules and regulations for carrying out the Plan and reserves the right to amend the Plan in writing from time to time in such manner as it may deem advisable in its sole discretion, including in response to the rules or regulations of any applicable governmental authority, provided, that no such amendment shall be effective without the prior approval of the shareholders of the Company where such approval is required by the listing rules promulgated by the New York Stock Exchange or any other applicable law, rule or regulation. The interpretation and construction of any provision of the Plan by the Company shall be final and conclusive. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary.

      3.     Eligible Employees. Except as provided elsewhere in this paragraph 3, all full-time employees of a Participating Company shall be eligible to participate in the Plan; provided, however, that a part-time employee of a non-U.S. Participating Company shall be eligible to participate in the Plan if such employee’s participation is required by the laws of the country in which he is currently employed. Notwithstanding anything else to the contrary in the Plan, persons classified by the Company as independent contractors, or as temporary or leased employees, shall not be eligible to participate in the Plan. Employees of a Participating Company may, at the discretion of the Participating Company, participate in the Plan while assigned to duty outside their country of employment if it is intended that they will resume full-time employment with a Participating Company within their country of employment at a future date.

      Any authorized temporary absence from active employment without pay by reason of short-term disability, layoff, vacation, military leave or other authorized leave of absence will not affect employee eligibility, and in the event of such an absence while an employee is participating in the Plan he may, at his option, deposit currently a sum or sums equal to the amount which would have been deducted during such temporary absence. Furthermore, any employee permanently laid off as a result of a plant closing shall be considered to be on layoff solely for purposes of the prior sentence until the later of (a) the expiration of the current collective bargaining agreement that covers him, or (b) the expiration of the period of which he is entitled to earn pension credited services under the current collective bargaining agreement (or under the plant shut down agreement, whichever credits the greatest amount of pension service). In any such event, any required federal, state, local, social security or other withholding taxes on applicable Participating Company contributions normally withheld from a participant’s regular salary or wages as described in paragraph 6, will, in the absence of such participant’s regular salary or wages, be withheld from such applicable Participating Company contributions.

      4.     Participation Periods. Each period for which employees may authorize deductions and for which Participating Company matching contributions may be made shall be of six (6) months duration commencing on each January 1st and July 1st and shall be referred to as a “Participation Period,” except that the “First Participation Period” for a Participating Company shall be the first Participation Period that begins with a January 1 or July 1, or for a Participating Company that enters the Plan on a date other than January 1 or July 1, it shall run from the date the Participating Company first begins accepting employee payroll deductions until the June 30th or December 31st which first follows such initial payroll deduction date. The December 15 through December 31 period and, the June 15 through June 30 period preceding each Participation Period shall be referred to as a “Sign-up Period.” The period that precedes a Participating Company’s First Participation Period shall be referred to as the “Initial Sign-up Period.” Notwithstanding anything to the contrary in this paragraph 4 or elsewhere in the Plan, newly hired full-time employees are eligible to begin participating in the Plan effective as of their date of hire, provided that newly hired employees of an Italian Participating Company are only eligible to begin participating in the Plan following one of the twice-yearly Sign-up Periods. The Initial Sign-up Period for a Participating Company may vary by location.

      5.     Procedure for Participating Employee Payroll Deductions. Any employee who is eligible to participate in this Plan may become a participant under the Plan by submitting to his employer during a sign-up or Initial Sign-up Period an Employees’ Stock Purchase Plan Form (the “Authorization Form”) satisfactory to the Participating Company for the deduction of a portion of his salary or wages for each pay period during subsequent Participation Periods, and the payment thereof to the Custodian as described in paragraph 7. Deductions thus authorized for each pay period may be stated as a percentage of the employee’s pay period earnings or as a fixed currency amount, and may not exceed fifteen percent (15%) of the employee’s pay period earnings. In any event, authorized deductions for employees of U.S., Puerto Rican, Canadian, or Australian Participating Companies shall not be less than the following amounts per pay period:

Weekly paid employees	$5.00
Semi-monthly paid employees	$10.00
Monthly paid employees	$20.00

      Authorized deductions for employees of European Participating Companies shall not be less than the following amounts per pay period:

Dutch Participating Companies	5 Euros
French Participating Companies	5 Euros
German Participating Companies	5 Euros
Italian Participating Companies	5 Euros
Spanish Participating Companies	5 Euros
Swedish Participating Companies	150 Kronor
Swiss Participating Companies	5 Euros
United Kingdom Participating Companies	10 Pounds

      The amount of an employee’s payroll deductions, upon which the applicable percentage of Participating Company contributions under the Plan is based, shall continue to be that specified by him in the Authorization Form submitted by him under the Plan until he elects to increase or decrease the amount of his payroll deductions by submitting a new Authorization Form to his employer. Such a new election may be made no more often than twice every Participation Period.

      Subject to paragraph 11 hereof, a participant’s payroll deductions under the Plan will continue so long as the Plan continues in effect or until his death, termination of employment or ineligibility to participate in the Plan, or until discontinuance of his payroll deductions pursuant to notice given as specified in paragraph 12 hereof.

      “Earnings” means the employee’s regular salary or wages, including locally paid incentive remuneration from any Scanlon-type plan, overtime and vacation pay (before deductions required by law and deductions authorized by the employee), but does not include any payments or contributions by the Participating Company under this or any other employee benefit or pension plan, including bonuses under the Company’s Additional Compensation Plan and comparable incentive-type bonuses.

      6.     Participating Company Contributions.

      (a) Effective with a Participating Company’s First Participation Period, and subject to the restrictions discussed below in sub-paragraphs (b) and (d), the Participating Company will contribute in cash on behalf of each participant, over a period of five years, a total of 50% of such participant’s payroll deductions for a given calendar year. Shares of Company stock purchased for a given calendar year shall be identified as “Class Shares” from such year (e.g., shares purchased with 2004 payroll deductions would be identified as “2004 Class Shares”) and each calendar year for which shares are purchased shall be identified as a “Class Year.”

      The Participating Company’s matching contributions with respect to a participant’s payroll deductions used to purchase shares for a given Class Year will be calculated and contributed as follows:

(i) With respect to a participant’s payroll deductions used to purchase Class Shares in and for the year deducted (the “first year” or “Year 1”), the Participating Company will contribute during Year 1 (semi-monthly or coincident with a participant’s payroll period, if longer), on behalf of such participant, 5% of each of the participant’s payroll deductions used to purchase Company stock for that year.

(ii) In the next year (“Year 2”), the Participating Company will contribute each month, on behalf of the participant, 7% of 1/12 of the participant’s total payroll deductions used to purchase Company stock for the first year.

(iii) In the third year (“Year 3”), the Participating Company will contribute each month, on behalf of the participant, 10% of 1/12 of the participant’s total payroll deductions used to purchase Company stock for the first year.

(iv) In the fourth year (“Year 4”), the Participating Company will contribute each month, on behalf of the participant, 13% of 1/12 of the participant’s total payroll deductions used to purchase Company stock for the first year.

(v) In the fifth year (“Year 5”), the Participating Company will contribute each month, on behalf of the participant, 15% of 1/12 of the participant’s total payroll deductions used to purchase Company stock for the first year.

This Participating Company contribution formula can be illustrated as follows:

Participating Company Matching Contribution Percentage
Year	Based on Participant’s Payroll Deductions in Year 1

1	5%
2	7%
3	10%
4	13%
5	15%

Total	50%

      The total amount of Participating Company matching contributions made on behalf of a participant in a given year and used to purchase Company stock is determined by the amount of the participant’s payroll deductions made in respect of such year and in earlier years, if any, in accordance with the formula described above. Shares of Company stock purchased with Participating Company matching contributions for a given year in respect of a participant’s payroll deductions made in an earlier Class Year shall be treated as shares of such earlier Class Year. For example, if $100 out of $300 contributed by the Participating Company on behalf of a participant in 2006 represented the Participating Company’s 10% matching contribution of Year 3 (i.e., based on the participant’s $1,000 contribution in 2004), then the shares purchased on behalf of the participant with such $100 contributed in 2006 would be added to the group of shares identified as 2004 Class Shares.

      Participating Company matching contributions representing Year 1 contributions will be made semi-monthly or coincident with a participant’s payroll period, if longer. Participating Company matching contributions representing Year 2, 3, 4 or 5 contributions will be made monthly.

      Participating Company matching contributions on behalf of a participating employee who is a U.S. citizen or resident alien are taxable as income to the employee in the year they are contributed and are subject to withholding for applicable U.S. federal, state and local taxes. In general, such taxes will be withheld from a participant’s regular salary or wages; however, in the case of participating U.S. employees on authorized temporary absences from active employment, required withholding taxes on applicable Participating Company contributions made on behalf of such employees may be withheld from such contributions as specified in paragraph 3. Non-U.S. participating employees will be taxed in accordance with the laws of their country of residence and their Participating Company’s contributions will be subject to withholding of social security and other taxes if they are required by law to be withheld.

      (b) Participating Company matching contributions with respect to shares of each Class Year made on behalf of a participant under the Plan shall continue in accordance with the five-year formula provided in paragraph 6(a) above until the earlier of (i) termination of the Plan, (ii) termination of a Participating Company’s participation in the Plan, (iii) termination of the participant’s employment, for any reason other than long-term disability, and provide that in the case of a participant whose employment is terminated as a result of a plant closing, Participating Company matching contributions shall be continued for the period described in paragraph 3, or (iv) withdrawal of the shares of Company stock of such Class Year by the participant pursuant to paragraph 11 hereof. If a participant withdraws, pursuant to paragraph 11 hereof, the shares of a given Class Year, any Participating Company matching contributions for that Class Year shall be discontinued as of the date of withdrawal.

      (c) The Participating Company will make a one-time matching contribution on behalf of an employee who

(i) retires within five years after the beginning of the applicable First Participation Period, had maintained shares in his account continuously since the applicable First Participation Period under the Plan and has not withdrawn any Company stock credited to his account under this Plan after the first day of the applicable First Participation Period; or

(ii) retires more than five years after the beginning of the applicable First Participation Period, has not withdrawn any Company stock credited to his account during the year of his retirement and the four calendar years immediately preceding the year in which he retires, and has maintained shares in his account continuously for that five year period.

      The one-time Participating Company matching contribution shall equal thirty-five percent of the participant’s payroll deductions made during the year of the participant’s retirement and the three calendar years immediately preceding the year in which the participant retires (such combined period shall hereinafter be referred to as the “Pre-retirement Period”) less the Participating Company matching contributions already made with respect to the participant’s payroll deductions made during the Pre-retirement Period.

      (d) The Company shall make all contributions due under this paragraph 6 with respect to the employees of any German Participating Company, and all references herein to any Participating Company contribution shall, in the case of a German Participating Company, be deemed to be a contribution made by the Company.

      7.     Payment to Custodian of Employee Contributions and Applicable Matching Participating Company Contributions. The Participating Company will pay to the Custodian on behalf of each participant in the Plan, as promptly as possible after each applicable payroll period within or at the end of each month within a Participation Period, the total of all amounts deducted from such employee’s salary or wages during the payroll period then ended and all applicable Participating Company matching contributions made on behalf of such participant in accordance with the provisions of paragraph 6(a) hereof. The Participating Company will pay to the Custodian on behalf of certain participants in the Plan as described in paragraph 6(c) hereof, within three months prior to the effective date of their discontinuance of contribu-

tions as provided in paragraph 12 hereof, the one-time Participating Company matching contributions made on behalf of such participants in accordance with the provisions of paragraph 6(c).

      8.     Plan Custodian. The Company will designate a bank in the United States as Plan Custodian for all Participating Company employees with the right to change the designation in its discretion. Apart from administering the Plan as herein otherwise provided, the Company shall not possess any control or influence, directly or indirectly, over the timing or amount of purchases of Common Stock made by the Custodian under the Plan, the price to be paid, or the selection of the brokers or dealers through or from whom the purchases are to be made (if applicable). The Custodian will hold as Custodian all funds received by it under the Plan, and, until delivery thereof to the participants, all shares of the Company’s stock acquired by the Custodian under the Plan. No interest will be paid to participating employees by the Custodian on any funds held by it thereunder.

      9.     Purchase of Stock. The Custodian will be delivered funds in U.S. Dollars from the Participating Company on behalf of the participating employees for the applicable payroll period as described above under paragraphs 5, 6 and 7. The applicable exchange rates for the conversion by non-U.S. Participating Companies of foreign currencies into U.S. dollars will be the exchange rates as listed in The Wall Street Journal for the last business day of the applicable payroll period.

      Unless directed by the Company as provided hereinafter to apply the funds in its custody to the purchase of shares of Common Stock from the Company, the Custodian will thereafter promptly in such manner as it may in its sole discretion deem advisable (except as provided in paragraph 12 hereof) apply the funds then in its custody hereunder to the purchase at prevailing market prices of the number of whole shares of the Company’s Common Stock which can be purchased with such funds. The Custodian will cause purchases of the Company’s Common Stock to be effected on the open market through various U.S. stock exchanges. All purchases of stock as herein provided will be made in the name of the Custodian or its nominee or by the Custodian as nominee for participating employees. The stock purchased by the Custodian during each Participation Period shall, except as provided in paragraph 12 hereof, be credited by the Company semi-monthly or monthly to the respective accounts of the then participants in the Plan pro rata (to the fourth decimal) on the basis of the average cost per share of all shares being so credited and the respective interests of each such participant in the funds used by the Custodian to purchase the shares being so credited.

      At the direction of the Company and for such periods as the Company may designate, in lieu of purchases on the open market through U.S. stock exchanges, the Custodian will, at such times as it may in its sole discretion deem advisable (except as provided in paragraph 12 hereof), apply the funds then in its custody hereunder to the purchase from the Company of the number of whole shares of the Company’s Common Stock which can be purchased with such funds, except that with respect to purchases for participants in Italy the Custodian will purchase solely on the open market. The per share purchase price for the shares purchased from the Company shall be the average of the high and low sales prices of the Company’s Common Stock as reported in the NYSE Composite Transactions published in The Wall Street Journal for the date on which the shares are purchased by the Custodian.

      10.     Dividends. Except as provided in paragraph 12 hereof, cash dividends and other cash distributions received by the Custodian on stock held in its custody hereunder will be credited to the accounts of the participants in U.S. dollars in proportion to their interests in the stock held by the Custodian and will be applied as soon as practicable after receipt thereof by the Custodian, to the purchase of additional shares of the Company’s Common Stock and such shares will be credited to the accounts of the respective participants, in the manner provided in paragraph 9 hereof. Dividends paid in shares of the Company’s Common Stock which are received by the Custodian with respect to stock held in its custody hereunder will be allocated to the participants (to the fourth decimal) in accordance with their interests in the stock with respect to which the dividends are paid. Where applicable, funds shall be withheld for the payment of applicable taxes (if any) on the payment of dividends.

      11.     Withdrawal of Stock by Participants. Company stock purchased by the Custodian and credited to the account of a participant will be held by the Custodian for such participant until withdrawal of the stock by the participant. The Custodian will hold shares of each Class Year even after the final Participating Company matching contribution has been made in Year 5 with respect to such shares until the participant requests a withdrawal of such shares. If a participant chooses to withdraw a portion of the Company stock credited to his account, he must withdraw all of the shares of a given Class Year and must first withdraw the earliest Class Year shares credited to his account. In addition, if a participant chooses to withdraw shares of more than one Class Year, he must first withdraw the earliest Class Year shares credited to his account. If a participant chooses, during a calendar year, to withdraw Company stock purchased with payroll deductions made that year, he must withdraw all of the shares credited to his account during such year as of the date of the withdrawal; if a participant makes such a withdrawal, payroll or other deductions under this Plan shall be discontinued effective as of the next immediate payroll period and such participant may submit a new Authorization Form no earlier than the Sign-up Period preceding the first Participation Period of the next calendar year.

      The withdrawal of Company stock credited to the account of a participant must be effected by such participant submitting to his employer an Authorization Form satisfactory to the Participating Company. Distributions of withdrawals so requested will be made as soon as practicable after the Participating Company’s receipt of such Authorization Form. The Custodian will deliver the total number of whole shares of Common Stock in the class(es) of Class Shares credited to the account of a participant with respect to which a withdrawal has been requested. Stock certificates with respect to withdrawn shares will be issued in the name of the participant only or jointly in the name of the participant and his or her spouse, as indicated by the employee on the Authorization Form. The cash equivalent of any fractional share credited to the account of a participant with respect to a Class Year being withdrawn shall be paid in local currency to each participant who withdraws such shares from the Plan.

      12.     Discontinuance of Payroll Deductions. A participant may discontinue his payroll deductions at any time by giving written notice to his employer. If an employer receives written notice that a participant has discontinued his payroll deductions as a result of death or termination of employment, or for any other reason, the effective date of his discontinuance of payroll deductions shall be the first day of the next appropriate payroll period, or such earlier date as the Participating Company in its sole discretion may determine.

      If a participant discontinues payroll deductions under the Plan (a) no purchases of stock from payroll deductions shall be made following the effective date of such discontinuance and (b) such participant’s pro-rata share (to the fourth decimal) of any shares purchased by the Custodian prior to the effective date of such discontinuance which have not theretofore been credited to the respective accounts of participants in the Plan shall be credited to his account as of such effective date on the basis of the average cost per share of all shares so purchased by the Custodian and not theretofore so credited and the interest of such discontinuing participant in the funds used to purchase such shares. A participant who discontinues payroll deductions under the Plan shall remain eligible for Participating Company matching contributions in accordance with the provisions of paragraph 6(a) (subject to paragraph 6(b)) hereof, unless such participant discontinues payroll deductions by reason of his termination of employment, provided, however, that if the reason the participant terminates his employment is because of his long-term disability, Participating Company matching contributions will continue as described herein. A participant who discontinues payroll deductions under the Plan as a result of his termination of employment by reason of his retirement may be eligible for the one-time Participating Company matching contribution in accordance with the provisions of paragraph 6(c) hereof. With respect to a participant who discontinues payroll deductions by reason of his termination of employment for any reason other than retirement or long-term disability (a) all Participating Company matching contributions made pursuant to paragraph 6(a) shall cease as of the effective date of his discontinuance and the number of whole shares of stock credited to the account of such participant as of the effective date of his discontinuance of payroll deductions shall be delivered to the participant as soon as practicable after such effective date, and (b) any fractional shares to the credit of such participant’s account as of such effective date shall be purchased by the Custodian, as of the next succeeding first day of an applicable payroll period (or if the New York Stock Exchange shall not be open on such day, on the next day on which it shall be open), for the respective accounts of the other participants at a price equal to the closing market price of the Common Stock on such purchase day and the purchase price shall be paid to the participant in local currency as soon as practicable thereafter.

      A participant who has discontinued payroll deductions but remains eligible to participate in the Plan pursuant to paragraph 3 hereof shall be deemed to continue his participation in the Plan and may resume payroll deductions under the Plan effective as of the next immediate Sign-up Period. A participant whose payroll deductions under the Plan have been discontinued by reason of an absence or leave approved by an authorized representative of the Participating Company shall not be considered to have withdrawn from the Plan, and his payroll deductions, if any, shall be resumed as soon as such employee shall return to work following such absence or leave. Participating Company matching contributions with respect to shares of Company stock held for such a participant by the Custodian shall not be discontinued solely by reason of such an absence or leave.

      13.     Brokerage Commissions and Administration Expenses. All costs and expenses incurred in administering the Plan, including brokerage commissions payable in connection with the purchase of stock hereunder (if applicable) and the fees and expenses of the Custodian, will be borne by the Company.

      14.     Shareholder Rights. Each participant shall have the right to vote or direct the voting of the shares of Common Stock credited to his account and held by the Custodian. The Company shall cause proxies (or, in lieu thereof, requests for voting instructions), proxy soliciting materials and annual reports to shareholders, if required, to be furnished, in a timely manner, to all participants. In the event that a participant fails to vote or direct the voting of the shares credited to his account, the Custodian in its discretion may exercise all of the participant’s voting rights on behalf of such participant, in such manner as the Custodian shall determine.

      15.     Assignability of Interest. Participants in the Plan may not assign or pledge any funds, securities or other property held for their accounts under the Plan. Any purported assignment or pledge of such funds, securities or other property will be deemed void and of no force and effect against the Company or the Custodian.

      16.     Termination of Plan or of a Participating Company’s Participation in the Plan. The Board of Directors of the Company may at any time, in its absolute discretion, terminate the Plan, effective as of the first day of any calendar month subsequent to the Board’s action. In the event of termination of the Plan, or in the event a Participating Company terminates its participation in the Plan, each participant shall receive from the Custodian the number of whole shares of the Company’s Common Stock credited to his account and his allocable portion of the proceeds of stock sold by the Custodian in order to pay the cash value of fractional shares held for the accounts of the participants (or any cash credited to his account which, in view of the termination, has not been invested by the Custodian). Each Participating Company, through action of its Board of Directors, may terminate such Participating Company’s participation in the Plan, subject to approval by the Company. In the event the Company terminates the Plan or a Participating Company terminates its participation in the Plan, Participating Companies shall not be obligated, following such termination or termination of participation, to make Participating Company matching contributions in respect of payroll deductions made prior to the termination of the Plan or the Participating Company’s terminating its participation in the Plan.

      17.     Participating Companies. The Participating Companies in the Plan are Dana Corporation and the present and future, direct or indirect, domestic and foreign subsidiaries that it wholly owns (except for such minimal number of shares which, pursuant to the laws of incorporation of certain foreign subsidiaries, must be held by the directors and/or other persons), the Boards of Directors of which have adopted a resolution authorizing participation in the Plan (the “Participating Companies”). Effective on and after October 16, 2000, the Participating Companies in the Plan shall also include any direct or indirect majority-owned subsidiary of the Company, or any joint venture in which the Company has a majority interest which the Strategic Operating Committee has designated as a Participating Company, if the Board of Directors or

other governing body of such majority-owned subsidiary or joint venture has adopted a resolution authorizing participation in this Plan.

      18.     Governmental and Regulatory Approval. Notwithstanding any other provisions in the Plan to the contrary, no Participating Company shall be required to offer, implement, make or continue to make contributions to the Plan for its employees prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, and (ii) the completion of any registration or other qualification of shares of the Company’s stock under any law or ruling or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

      19.     Plan and Benefits Are Discretionary. The Plan and the benefits hereunder are provided solely at the discretion of the Company and the Participating Companies and the Company may at its absolute discretion amend, restate or terminate the Plan and each Participating Company may, at its sole discretion subject to the approval of the Company, withdraw from the Plan and accordingly:

(a) The Plan and the benefits provided to participants hereunder:

(i) are not (and shall not be deemed to be) part of any eligible employee’s or participant’s contract of employment or right of employment with any Participating Company;

(ii) do not give to eligible employees or participants acquired rights to such benefits;

(iii) do not afford to an eligible employee or a participant any additional right to compensation on the termination of his employment.

(b) None of the Participating Companies shall be under any liability whatsoever to an eligible employee, participant or their successors in interest in the event the Plan is terminated or amended for whatever reason, or a Participating Company leaves the Plan, and consequently any benefit referred to hereunder is not provided.

      20.     Dividend Reinvestment Plan. Upon retiring from the Company, all Plan participants shall have the option to transfer their shares into Dana Corporation’s Dividend Reinvestment Plan, in lieu of receiving a stock certificate. Non-U.S. Plan participants withdrawing from the Plan for any reason shall also be permitted this option.

      21.     Governing Law. This Plan and all rights with respect thereto shall be governed by the laws of the Commonwealth of Virginia in the United States of America.

      22.     Notices. Any notice hereunder to a Participating Company shall be in writing and such notice shall be deemed given or made only upon receipt thereof by the Participating Company at its registered office, or at such other address as the Company may designate by notice to the participants and to the Custodian.

      Any notice hereunder to the Custodian shall be given in writing and such notice shall be deemed duly given or made only upon receipt thereof at the Custodian’s principal office or at such other address as the Custodian may designate by notice to the Company.

      Any notice to a participant hereunder shall be in writing and shall be deemed received if mailed or delivered to the participant at such address as the participant shall have on file with the Participating Company.

      Any notice by a participant to his employer shall be addressed to the personnel office of such employer.

      23.     Term of Plan, Maximum Shares To Be Purchased In Term. The Plan, as amended and restated as of January 1, 2004, shall have a ten year term which expires on December 31, 2013. No Participation Period may commence, and no deductions or Participating Company contributions may be made, after December 31, 2013, but the Plan may continue to be administered until the Company stock credited to participant accounts has been distributed pursuant to paragraph 16 or withdrawn by participants in accordance with the terms of the Plan.

      The maximum number of shares of the Company’s Common Stock which may be purchased by the Custodian during this ten year term in the aggregate, on the open market and from the Company, shall be 12,000,000 shares (of which a maximum of 4,500,000 shares may be purchased from the Company); provided that, in the event of a capital adjustment resulting from a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, liquidation, combination or exchange of stock, or a similar event affecting the Common Stock of the Company, the number of shares of Common Stock subject to the Plan (including, without limitation, the number of shares authorized for issuance under the Plan and the number of shares held or otherwise allocable to participants’ accounts) and the number and kind of shares of other stock that may be substituted or exchanged for shares of Common Stock of the Company in the capital adjustment, shall be equitably adjusted in a manner consistent with such capital adjustment.

Exhibit C

AMENDMENTS TO THE DANA CORPORATION

AMENDED AND RESTATED STOCK INCENTIVE PLAN

      In order to give the Compensation Committee flexibility to accomplish the compensation goals set out in its Report on Executive Compensation, the Board adopted on February 10, 2004, and is submitting to shareholders for approval, the following amendments to the Dana Corporation Amended and Restated Stock Incentive Plan (the Plan), which amendments shall be effective as of January 1, 2004, if approved:

      1. Section 4.3(c) of the Plan is amended to read in its entirety as follows:

(c) For any Year, the total number of shares of Stock subject to Awards (other than options and SARs granted under Section 6, Stock Awards granted under Section 7 and Performance Units granted under Section 8) granted to any one individual under the Plan shall not exceed 300,000 shares (subject to adjustment as provided in Section 10 hereof).

      2. Section 2 of the Plan is amended to delete in its entirety each of the following defined terms set forth therein: “Assets”; “Average Assets”; “Average Invested Capital”; “Beginning Shareholders’ Equity”; “Earnings Before Interest and Taxes” or “EBIT”; “Earnings Per Share”; “Invested Capital”; “Net Income”; “Return on Average Assets”; “Return on Beginning Shareholders’ Equity”; “Return on Invested Capital”; and “Return on Sales.”

      3. Section 8.2(b) of the Plan is amended to read in its entirety as follows:

(b) With respect to any such Award granted to an employee whom the Committee reasonably believes is likely to be a “covered employee” within the meaning of Section 162(m) of the Code for any applicable Year (a “Covered Employee”), the Committee shall designate whether the Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also designate whether Awards made to participants other than Covered Employees are intended to be performance-based and may designate the performance goals under which such Awards are to be based in its discretion.

Any such Awards that are intended to qualify as performance-based compensation for Covered Employees shall be conditioned upon the achievement of one or more performance goals, in accordance with the requirements of Section 162(m) of the Code. These performance goals shall be based upon one or more of the following business criteria selected by the Committee at the time the Award is granted (in each case, when applicable, as determined in accordance with U.S. generally accepted accounting principles, except to the extent that the Committee in its discretion determines otherwise at the time of grant): earnings per share; stock price appreciation; net income; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenues; market share; cost reduction goals; return on equity; return on invested capital; return on assets; total share return; return on sales; gross margin; operating income; cash flow; debt reduction; working capital; new product launches; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; productivity improvement; asset utilization; disclosure controls and procedures; and internal controls over financial reporting. The performance goals established by the Committee may be based upon the attainment of specified levels of performance under one or more of the above business criteria by the Corporation (including in relation to the performance of a market index or a group of other corporations or entities) or by the Corporation’s operating units.

To the extent not inconsistent with the requirements of Section 162(m) of the Code, the Committee may adjust, modify or amend the above business criteria at any time before an Award is paid. Without limiting the generality of the foregoing, the Committee shall have the authority to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Corporation or its operating units, in response to changes in applicable laws or regulations, or

C-1

to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the profitability of the Corporation or its operating units, as applicable, and to otherwise satisfy the objectives of this Plan.

C-2

Exhibit D

DANA CORPORATION

AUDIT COMMITTEE CHARTER

Purpose. The Audit Committee shall appoint Dana’s independent auditors (subject to shareholder ratification at the annual meeting) and the firm shall report directly to the Committee. The Committee shall also assist the Board in its oversight of the integrity of Dana’s financial statements, Dana’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of Dana’s internal audit function and of the independent auditors.

Organization. The Committee shall have at least three members, including the Committee Chairman, who are appointed by the Board. All members shall be non-management directors and shall meet such independence and expertise requirements as are applicable under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (Exchange Act), the rules and regulations of the Securities and Exchange Commission (SEC), and the requirements of the New York Stock Exchange. At least one member shall be an “audit committee financial expert” as defined by the SEC. The Committee shall meet and take action in accordance with the procedures set out in Dana’s By-Laws.

Responsibilities. The Committee shall have the following responsibilities:

      Independent Auditors

•	To appoint the independent auditors (subject to shareholder ratification at the annual meeting) and to replace the firm at any time, at the Committee’s sole discretion;

•	To evaluate the qualifications, independence and performance of the independent auditors and the firm’s lead partner (including considering whether the firm’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the firm’s independence), taking into account the opinions of management and the internal auditors;

•	To be directly responsible for the compensation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or related work (including resolution of disagreements between management and the independent auditors regarding financial reporting);

•	To pre-approve the audit and permitted non-audit services to be provided by the independent auditors and the fees to be paid for those services and the terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to completion of the audit);

•	To receive from the independent auditors annual written reports, consistent with Independence Standards Board Standard No. 1, regarding relationships between the firm and its related entities and Dana and the firm’s independence, to discuss such reports with the firm, to present its conclusions with respect to the firm’s independence to the Board, and, if deemed appropriate by the Committee, to recommend that the Board take appropriate action to satisfy itself of the firm’s independence; and

•	To receive from the independent auditors annual written reports describing the firm’s internal quality control procedures and any material issues raised by its most recent internal quality control review or peer review or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting any independent audits performed by the firm and any steps taken to deal with any such issues, and to discuss such reports with the firm.

      Financial Statements and Internal Controls

•	To review with the independent auditors and the senior accounting and internal auditing executives the planning and staffing of the annual audit;

•	To review with the independent auditors and the senior accounting and internal auditing executives the critical accounting policies and practices to be used in the annual and quarterly financial statements, any alternative treatments of financial information within generally accepted accounting principles (GAAP) that have been discussed with management (including the ramifications of the use of such alternative treatments and the treatment preferred by the independent auditors), and other material written communications between management and the independent auditors;

•	To review with the independent auditors, the senior internal auditing executive, and management the annual and quarterly financial statements (including the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to filing. Each review will include any major issues regarding accounting and auditing principles and practices, any significant changes in the selection or application of accounting principles, any analyses prepared by management or the independent auditors regarding any significant financial reporting issues and judgments made in connection with preparation of the financial statements, the effect of regulatory and accounting initiatives and any off-balance sheet structures on the financial statements, the adequacy of disclosure controls and internal controls that could significantly affect the financial statements (including any significant deficiencies or material weaknesses in the design and operation of the internal controls, any fraud involving management or other employees who have a significant role in the internal controls, and any special audit steps adopted in light of such deficiencies, weaknesses or fraud), and any recommendations by the independent auditors relating to the financial statements and management’s responses to such recommendations;

•	To review with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the annual audit, including any problems or difficulties encountered in the course of the annual audit and management’s responses, any restrictions on the scope of activities or access to required information and any changes required in the planned scope of the audit;

•	To review with management and the independent auditors any significant disagreements with respect to the annual and quarterly financial statements and to intervene, as it determines to be appropriate, to resolve such disagreements;

•	To discuss earnings releases and announcements, as well as financial information and earnings guidance provided to analysts and rating agencies, including the use of non-GAAP financials measures;

•	To review Dana’s major financial risk exposures, including significant issues relating to contingent liabilities, taxes, and insurance programs, and the steps management has taken to monitor and control such exposures, including Dana’s risk assessment and risk management policies;

•	To review the responsibilities, budget and staffing of the internal audit function, including the appointment and replacement of the senior internal auditing executive and any recommended changes in the planned scope of the internal audit;

•	To review with the independent auditors, the senior internal auditing executive, and management any significant findings apart from the annual audit; and

•	To obtain from the independent auditors assurances that Section 10A of the Securities Exchange Act relating to possible illegal acts affecting the financial statements has not been invoked.

      General

•	To meet at least quarterly with management, the senior internal auditing executive, and the independent auditors in separate executive sessions;

•	To prepare the Audit Committee report required by the rules of the SEC to be included in Dana’s annual proxy statement and to recommend that the annual audited financial statements be included in Dana’s annual report on Form 10-K;

•	To establish procedures for the receipt, retention and treatment of complaints received by Dana regarding accounting, internal accounting controls or auditing matters, including the confidential and anonymous submission by employees of concerns about questionable accounting or auditing matters;

•	To establish policies for hiring employees and former employees of the independent auditors;

•	To review and reassess the performance of this Committee and the adequacy of this Charter annually and to recommend any proposed changes to the Board; and

•	To report its activities to the Board regularly.

Compliance. The Committee shall assist the Board in monitoring Dana’s compliance with applicable laws and regulations and with Dana’s Standards of Business Conduct. The Committee shall review with management and the General Counsel legal matters that may have a material impact on Dana’s financial statements or compliance policies and material reports or inquiries received from regulators or governmental agencies and, as appropriate, shall make reports and recommendations to the Board.

Outside Advisors. The Committee may, at Dana’s expense and without Board approval, retain outside legal, accounting and other advisors to assist it in performing its functions. The Committee has sole authority to approve the advisors’ fees and other terms of engagement and to terminate the advisors. The Committee may request any officer or employee of Dana, the independent auditors or Dana’s outside counsel to attend any Committee meeting or to meet with any of the Committee’s members or advisors.

Limitations on Committee’s Role. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, determine that Dana’s financial statements are complete and accurate and in accordance with GAAP, conduct investigations, or resolve any disagreements between management and the independent auditors.

Funding. Dana shall provide appropriate funding, as determined by the Committee, for the payment of compensation to the independent auditors for the audit services and permitted non-audit services and to any outside advisors retained by the Committee.

Adopted February 10, 2004

DANA CORPORATION
[DANA CORPORATION LOGO]	P.O. Box 1000
Toledo, Ohio 43697

YOUR VOTE IS IMPORTANT!

You can vote in one of two ways:

1.	Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions. There is NO CHARGE to you for this call. Available to shareholders in the United States and Canada only. All other shareholders must vote by returning their proxy cards.

or

2.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Your prompt response will assure a quorum at the Annual Meeting and save Dana the expense of further solicitation of proxies.

Michael L. DeBacker
Secretary

PROXY	DANA CORPORATION
Annual Meeting of Shareholders to be held on April 19, 2004
Proxy Solicited by the Board of Directors

     Michael L. DeBacker, Mark A. Smith, Jr., M. Jean Hardman, Pamela W. Fletcher, Laura L. Aossey or any of them, the action of a majority of them voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of substitution, to vote as indicated on the reverse side hereof, and in their discretion, upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of Shareholders, to be held at the Dana Corporation Technical Resource Park, 8000 Yankee Road, Ottawa Lake, Michigan 48267 on April 19, 2004, at 2:00 p.m. (EDT), and at any adjournments or postponements.

     For Dana Corporation Employees’ Stock Purchase Plan participants: The undersigned instructs The Bank of New York, as Custodian for the Plan, to vote all shares of Common Stock credited to the undersigned’s account as of the latest available processing date on or before March 1 , 2004, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Custodian in its discretion.

     This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment or postponement thereof.

     To follow the Board of Directors’ recommendations, sign, date and mail this proxy in the enclosed return envelope, or vote by telephone (see instructions on reverse side).

(Continued and to be marked, dated and signed, on the other side)

[DANA CORPORATION LOGO]

DANA CORPORATION
P.O. BOX 1000
TOLEDO, OH 43697

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to
transmit your voting instructions up
until 11:59 P.M. Eastern Time the
business day before the annual meeting
date. Have your proxy card in hand
when you call and then follow the
instructions. Telephone voting is only
available to shareholders in the
United States and Canada.

VOTE BY MAIL
Mark, sign, and date your proxy card and
return it in the postage-paid envelope
we have provided or return it to Dana
Corporation, c/o ADP, 51 Mercedes Way,
Edgewood, NY 11717.

PLEASE DO NOT RETURN THE BELOW PROXY CARD IF
YOU VOTED BY PHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	DNCOR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DANA CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSALS IN ITEMS 2, 3, 4, AND 5.

1.	ELECTION OF DIRECTORS:
	01) B.F. BAILAR	07) C.W. GRISÉ
	02) A.C. BAILLIE	08) G.H. HINER
	03) D.E. BERGES	09) J.P. KELLY
	04) M.J. BURNS	10) M.R. MARKS
	05) E.M. CARPENTER	11) R.B. PRIORY
06) S.G. GIBARA

For	Withhold	For All	To withhold authority to vote, mark “For All Except”
All	All	Except	and write the nominee’s number on the line below.
☐	☐	☐

VOTE ON PROPOSALS
		FOR	AGAINST	ABSTAIN
2.	TO APPROVE THE ADDITIONAL COMPENSATION PLAN, AS AMENDED AND RESTATED	☐	☐	☐

3.	TO APPROVE THE EMPLOYEES’ STOCK PURCHASE PLAN, AS AMENDED AND RESTATED	☐	☐	☐

4.	TO APPROVE AMENDMENTS TO THE AMENDED AND RESTATED STOCK INCENTIVE PLAN	☐	☐	☐

5.	TO RATIFY PRICEWATERHOUSECOOPERS AS THE COMPANY’S INDEPENDENT AUDITORS	☐	☐	☐

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.

HOUSEHOLDING ELECTION - Please indicate if	Yes	No
you consent to receive certain future investor
communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date